Exhibit 10.1

Execution Version

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 23, 2018

among

PDC ENERGY, INC.,
as Borrower,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

and

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Sole Bookrunner and Joint Lead Arranger,

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger,

WELLS FARGO BANK, N.A.,

as Syndication Agent,

and

BANK OF AMERICA, N.A. AND BANK OF MONTREAL,

as Documentation Agents

i

Schedules and Exhibits:

Schedule 1.1	Applicable Margin
Schedule 1.2	Allocations
Schedule 1.3	Compliance Information
Schedule 1.4	Existing Letters of Credit Schedule
Schedule 7.04(c)	Material Debt and Liabilities
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries
Schedule 7.18	Marketing Agreements
Schedule 7.19	Swap Agreements
Schedule 9.02(f)	Existing Unsecured Notes
Schedule 9.05	Investments
Schedule 9.11	Affiliate Transactions
Schedule 12.01	Notices

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Revolving Credit Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Security Instruments
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Request for Swing Line Loan
Exhibit G	Form of Swing Line Note
Exhibit H	Form of Swing Line Participation Certificate
Exhibit I	Form of Notice of Issuance of Letter of Credit
Exhibit J-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit J-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit J-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit J-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit K	Form of Elected Commitment Increase Certificate
Exhibit L	Form of Additional Lender Certificate

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 23, 2018, is among PDC Energy, Inc., a Delaware corporation (the “Borrower”), each of the Lenders from time to time party hereto, JPMorgan Chase Bank, N.A. as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and each of the other parties from time to time party hereto.

RECITALS

A.                                    The Borrower, certain Subsidiaries of the Borrower, the Administrative Agent, and the financial institutions party thereto as lenders entered into that certain Third Amended and Restated Credit Agreement dated as of May 21, 2013 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) whereby the lenders party thereto provided certain financial accommodations to the Borrower.

B.                                    The Borrower has requested that the Lenders amend and restate the Existing Credit Agreement and provide certain loans to and extensions of credit on behalf of the Borrower as provided herein.

C.                                    The Lenders have agreed to amend and restate the Existing Credit Agreement and make such loans and extensions of credit subject to the terms and conditions of this Agreement.

D.                                    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01                             Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02                             Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2021 Convertible Notes” means the Borrower’s 1.125% convertible senior notes due 2021.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.01(b)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.01(b)(ii)(E).

“Adjusted LIBO Rate” means with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents; and “Agent” means any of the Administrative Agent, the Syndication Agent or the Documentation Agents, as the context requires.

“Aggregate Elected Commitment Amount” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.01(b).  As of the Effective Date, the Aggregate Elected Commitment Amount is $700,000,000.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.05. As of the Effective Date, the Aggregate Maximum Credit Amounts of the Revolving Credit Lenders is $2,500,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 5.06, 5.07 or 5.10, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any period, with respect to any ABR Revolving Credit Loan, Swing Line Loan, or Eurodollar Revolving Credit Loan, as the case may be, the rate per annum set forth in the Commitment Utilization Grid set forth on Schedule 1.1 and based upon the Commitment Utilization Percentage then in effect; provided, that if any time the Leverage Ratio, as determined pursuant to Section 9.01(b), is greater than 3.00 to 1.00, the percentages in the rows titled “Eurodollar Revolving Credit Loans”, “Letters of Credit”, “ABR Revolving Credit Loans”, and “Swing Line Loans” contained in the Commitment Utilization Grid shall be increased by an additional 0.25%.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Revolving Credit Lender’s Maximum Credit Amount as such percentage (which may be carried out to the seventh decimal place) is set forth on Schedule 1.2, provided that if the Commitments have terminated or expired, each Revolving Credit Lender’s Applicable Revolving Credit Percentages shall be determined based upon the Commitments most recently in effect.

“Approved Counterparty” means (a) any Secured Swap Party and (b) any other Person if such Person or its credit support provider has a long term senior unsecured debt rating or corporate rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in revolving bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means Cawley, Gillespie & Associates, Inc., DeGolyer and MacNaughton Corp., Netherland, Sewell & Associates, Inc., Ryder Scott Company Petroleum Consultants, L.P. and any other independent petroleum engineers reasonably acceptable to the Administrative Agent and the Required Lenders.

“Arrangers” means JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, in their capacities as the joint lead arrangers hereunder and, in the case of JPMorgan Chase Bank, N.A., in its capacity as the sole bookrunner hereunder.

“ASC 805” means Accounting Standards Codification No. 805 (Business Combinations), as issued by the Financial Accounting Standards Board.

“ASC 815” means Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Benefit Plan”  means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, or and (c) any Person whose assets include (for purposes of ERISA Section 3(42)the Plan Asset Regulations  or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.06, as the same may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.  As of the Effective Date the Borrowing Base is $1,300,000,000.

“Borrowing Base Adjustment Provisions” means Section 2.06(e), Section 8.13(c) and Section 9.10, in each case which may adjust (as opposed to redetermine) the amount of the Borrowing Base.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the aggregate Revolving Credit Exposure on such date exceeds the Borrowing Base in effect on such date.

“Borrowing Base Deficiency Notice” has the meaning assigned to such term in Section 3.03(c)(ii).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest), for the benefit of the Issuing Banks and the Revolving Credit Lenders, cash in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent in its reasonable discretion.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement or nominated or appointed by the board of directors of the Borrower or (ii) appointed by directors so nominated or appointed.

“Change in Law” has the meaning ascribed to such term in Section 5.01(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property which is subject to a Lien under one or more Security Instruments.

“Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, as such commitment may be modified from time to time pursuant to Section 2.01(b) and Section 2.05 and modified from time to time pursuant to assignments by or to such Revolving Credit Lender pursuant to Section 12.04(b). The amount representing each Revolving Credit Lender’s Commitment shall at any time be the least of such Revolving Credit Lender’s (a) Maximum Credit Amount, (b) Applicable Revolving Credit Percentage of the then effective Borrowing Base and (c) Elected Commitment.

“Commitment Fee Rate” means a rate per annum set forth in the Commitment Utilization Grid on Schedule 1.1.

“Commitment Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Revolving Credit Lenders on such day, and the denominator of which is the lesser of the Borrowing Base and the Aggregate Elected Commitment Amount in effect on such day.

“Commodities Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, as applicable, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, as applicable, (b) the undistributed earnings of any Restricted Subsidiary of the Borrower, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or by any law applicable to such Restricted Subsidiary and (c) the income (or loss) of any Person in which any other Person (other than the Borrower or any of its Restricted Subsidiaries) has an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Restricted Subsidiaries during such period.

“Consolidated Interest Expense” means, for any period, the sum of aggregate interest expense and capitalized interest of the Borrower and the Restricted Subsidiaries determined on a consolidated basis for such period in accordance with GAAP.

“Consolidated Subsidiaries” means, for any Person, any subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account control agreement or securities account control agreement (or similar agreement), as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Credit Party, the Administrative Agent and the relevant financial institution party thereto, which establishes the Administrative Agent’s control (within the meaning of Section 9-104 of the UCC) with respect to the applicable Deposit Account, Securities Account or Commodities Account covered thereby.

“Credit Parties” shall mean the Borrower and the Guarantors, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.

“Current Assets” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the other Credit Parties at such date, plus the unused Commitments then available to be borrowed, but excluding all non-cash assets under ASC 815.

“Current Liabilities” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the other Credit Parties on such date, but excluding (a) all non-cash obligations under ASC 815 and (b) the current portion of (i) the Loans and obligations in respect of Letters of Credit under this Agreement or (ii) other Debt for borrowed money.

“Current Ratio” means, as of any date of determination, the ratio of Current Assets of the Borrower and the other Credit Parties to Current Liabilities of the Borrower and the other Credit Parties as of such date.

“Debt” means, for any Person, the sum of the following (without duplication):

(a)                                 all obligations of such Person for borrowed money or evidenced by bankers’ acceptances, debentures, notes, bonds or other similar instruments;

(b)                                 all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bank guarantees and similar instruments;

(c)                                  all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property;

(d)                                 all obligations under Capital Leases or Synthetic Leases;

(e)                                  all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person to the extent of the value of the Property of such Person which is subject to a Lien securing such Debt, whether or not such Debt is assumed by such Person;

(f)                                   all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made, including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(g)                                  any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

(h)                                 all Disqualified Capital Stock;

(i)                                     all obligations of such Person to deliver commodities, goods or services, including, without limitation Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; and

(j)                                    the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.

The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP; provided, however, that “Debt” does not include (i) obligations with respect to surety, performance or appeal bonds and similar instruments, or (ii) trade accounts payable and similar accounts payable for goods and services to the extent such accounts payable are due not later than 90 days after the later of the invoicing thereof or the delivery of such goods or the performance of such services.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Applicable Revolving Credit Percentage of any Revolving Credit Loans within two (2) Business Days of the date such Revolving Credit Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swing Line Lender in writing that it does not intend or expect to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, any Issuing Bank, any Swing Line Lender or any

other Lender, acting in good faith, to confirm in writing that it will comply with its prospective funding obligations hereunder (and is financially able to meet such obligations); provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the requesting party and the Administrative Agent of such written confirmation in form and substance satisfactory to such requesting party and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the any liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or a direct or indirect parent company under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in an event described in clause (d) hereof so long as such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets or permit such Lender (or such administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swing Line Lender and each Lender.

“Defaulting Lender’s Unfunded Portion” means such Defaulting Lender’s Applicable Revolving Credit Percentage of the Aggregate Maximum Credit Amount minus the sum of (a) the aggregate principal amount of all Revolving Credit Loans funded by the Defaulting Lender, plus (b) such Defaulting Lender’s Applicable Revolving Credit Percentage of the aggregate outstanding principal amount of all Swing Line Loans and Letter of Credit Obligations.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the Revolving Credit Maturity Date.

“Documentation Agents” means, collectively Bank of America, N.A. and Bank of Montreal as Documentation Agents, and “Documentation Agent” means any of them.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, with respect to the Borrower and its Restricted Subsidiaries for any period, Consolidated Net Income for such period; plus without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) income or franchise Taxes paid or accrued; (b) Consolidated Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Swap Agreement resulting from the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) for that period; (e) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period; (f) losses from Transfers of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses; (g) to the extent actually reimbursed by insurance providers, expenses with respect to liability or casualty events or business interruption; and (h) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); minus, to the extent included in the calculation of Consolidated Net Income, the sum of (i) any non-cash gains on any Swap Agreements resulting from the requirements of Accounting Standards Codification Section 815-10 (as successor to FASB Statement 133) for that period; (ii) extraordinary or non-recurring gains; (iii) gains from Transfers of assets (other than Hydrocarbons produced in the ordinary course of business); and (iv) cancellation of indebtedness income and other non-cash gains; provided that, with respect to the determination of Borrower’s compliance with the Leverage Ratio set forth in Section 9.01(b) for any period, EBITDAX shall be adjusted to give effect, on a pro forma basis and consistent with GAAP, to any acquisitions or Transfers made during such period as if such acquisition or Transfer, as the case may be, was made at the beginning of such period.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 1.2 under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 2.01(b) or Section 2.05.

“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.01(b)(ii)(D).

“Engineering Reports” has the meaning assigned to such term in Section 2.06(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to public health, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any of its Subsidiaries is conducting, or at any time has conducted, business, or where any Property of the Borrower or any of its Subsidiaries is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than a Reportable Event as to which the provisions of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a standard termination notice with the PBGC or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA (f) the failure to satisfy the minimum funding standards with respect to any Plan (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or (j) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens of law arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by any Credit Party or materially impair the value of any material Property subject thereto; (e) banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements and other title defects in any Property of any Credit Party, that in each case do not secure Debt and that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Credit Party or materially impair the value of such Property subject thereto; (g) Liens to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature incurred in the ordinary course of business; (h) Liens, titles and interests of lessors (including sub-lessors) of property leased by such lessors to Borrower or any Subsidiary, restrictions and prohibitions on encumbrances and transferability with respect to such property and any Credit Party’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which any Credit Party’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not encumber Property of any Credit Party other than the Property that is the subject of such leases and items located thereon; (i) Liens, titles and interests of licensors of software and other intangible property licensed by such licensors to any Credit Party, restrictions and prohibitions on encumbrances and transferability with respect to such property and any Credit Party’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such property and to which any Credit Party’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record, provided that such Liens do not secure Debt of any Credit Party and do not encumber Property of any Credit Party other than the Property that is the subject of such licenses; (j) judgment and attachment Liens not giving rise to an Event of Default and (k) Liens of issuers of commercial letters of credit or similar undertakings on the goods that are the subject of such letters of credit or undertakings.  Provisions in the Loan Documents allowing Excepted Liens or other Permitted Liens on any item of Property shall be construed to allow such Excepted Liens and other Permitted Liens also to cover any improvements, fixtures or accessions to such Property and the proceeds of such Property, improvements, fixtures or accessions.  No intention to subordinate any Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Liens.

“Excluded Account” means (a) each account all or substantially all of the deposits in which consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Credit Parties, (b) fiduciary, trust or escrow accounts, (c) “zero balance” accounts, (d) any account that is pledged to a third party to the extent such Lien is permitted by the Loan Documents, (e) accounts all or substantially all of the deposits in which consist of monies of third parties, including working interest owners, royalty owners and the like, and (f) other accounts so long as the aggregate average daily maximum balance in any such other account over a 30-day period does not at any time exceed $2,500,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (f) on any day shall not exceed $5,000,000.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 12.17 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, an Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes (including New York margin tax), and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office is located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 5.05), any United States federal withholding tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), (c) taxes attributable to such recipient’s failure to comply with Section 5.03(e) or Section 5.03(f), or a failure to comply with the provisions of Section 12.04(b)(viii) relating to the maintenance of a Participant Register and (d) any United States federal withholding taxes imposed by FATCA.

“Existing Letters of Credit” means the existing Letters of Credit issued under the Existing Credit Agreement and described on Schedule 1.4.

“Existing Secured Swap Agreements” means any Swap Agreements entered into between any Credit Party and any Lender Counterparty (as each such term is defined in the Existing Credit Agreement) prior to the Effective Date and in effect on the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fee Letter” means the fee letter dated May 23, 2018, among the Borrower and JPMorgan Chase Bank, N.A., as amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer” means, for any Person, the chief executive officer, chief financial officer, principal accounting officer, general counsel, treasurer, assistant treasurer, controller or other natural person principally responsible for the financial matters of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and the other Credit Parties referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Gas Balancing Agreement” means any agreement or arrangement whereby the Borrower or any other Credit Party, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Properties in which the Borrower or any other Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business

“Guarantors” means the Borrower (with respect to the Obligations of the other Credit Parties) and each Subsidiary of the Borrower that guarantees the Obligations pursuant to Section 8.14(b) and each other Person executing a Guarantee Agreement.

“Guarantee Agreement” means an agreement executed by the Guarantors in form and substance satisfactory to the Administrative Agent unconditionally guarantying on a joint and several basis payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; Hydrocarbons, petroleum products, petroleum substances, oil and gas waste, and any components, fractions, or derivatives thereof; and radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Credit Parties.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Impacted Interest Period” has the meaning given to such term in the definition of “LIBO Rate”.

“Increased Costs” has the meaning ascribed to such term in Section 5.01(b).

“Increasing Lender” has the meaning assigned such term in Section 2.01(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Industry Competitor” means any Person (other than any Credit Party or any of their Affiliates or Subsidiaries) that is readily identifiable on the basis of its name and actively engaged as one of its principal businesses in the exploration, development, production, gathering, marketing or transportation of Oil and Gas Properties; provided, the term “Industry Competitor” is deemed to exclude any Lender, any Approved Fund or any of their respective Affiliates, in each case that is actively engaged in the making of revolving loans.

“Initial Reserve Report” means the report of engineers employed by the Borrower dated as of December 31, 2017, with respect to the Oil and Gas Properties of the Credit Parties.

“Interest Payment Date” means with respect to any ABR Revolving Credit Loan, the last day of each calendar quarter and with respect to any Eurodollar Revolving Credit Loan, the last day of the Interest Period applicable to the Revolving Credit Borrowing of which such Revolving Credit Loan is a part; provided, however, that if any Interest Period applicable to the Revolving Credit Borrowing of which such Revolving Credit Loan is a part exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period that is twelve months or less that is then available to all Lenders), as the Borrower may elect; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.06(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.06(d).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

Investment” means, for any Person:  the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person; or the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person; the purchase or acquisition (in one or a series of transactions) of all or substantially all of the assets of any other Person; or the entering into of any guarantee of, or other surety obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt of any other Person.

“Issuing Bank” means JPMorgan Chase Bank, N.A. or Wells Fargo Bank, N.A., in each of their capacities as issuer of one or more Letters of Credit hereunder, or its successor that agrees to act in such capacity and is designated by Borrower, the Administrative Agent, and the then-existing Issuing Banks, if any.

“Issuing Office” means such office as each Issuing Bank shall designate as its Issuing Office.

“L/C Indemnified Amounts” has the meaning assigned to such term in Section 2.07(i).

“L/C Indemnified Person” has the meaning assigned to such term in Section 2.07(i).

“Lenders” means the Persons listed on Schedule 1.2, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.01(b), other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and shall include the Revolving Credit Lenders and the Swing Line Lenders.

“Letter(s) of Credit” means any standby letters of credit issued by any Issuing Bank at the request of the Borrower pursuant to Section 2.07 hereof and shall include for all purposes hereunder the Existing Letters of Credit.

“Letter of Credit Agreement” means, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrower in respect of each Letter of Credit, in each case satisfactory to the applicable Issuing Bank in its reasonable discretion, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Letter of Credit Documents” has the meaning assigned to such term in Section 2.07(g)(i) and (ii).

“Letter of Credit Fees” means the fees payable in connection with Letters of Credit pursuant to Section 2.07(d)(i)(A) and (B).

“Letter of Credit Maximum Amount” means, individually, with respect to each of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000).

“Letter of Credit Obligations” means at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” means any amount paid or required to be paid by an Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Leverage Ratio” means, with respect to any fiscal quarter, the ratio of (a) Total Debt as of the end of such fiscal quarter to (b) EBITDAX for the trailing four fiscal quarter period ending on the last day of such fiscal quarter; provided that for purposes of determining the Leverage Ratio, if no Loans or Letters of Credit are outstanding, the Leverage Ratio shall be calculated based on Total Net Debt.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  For the purposes of this Agreement, the Credit Parties shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or lease under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Guarantee Agreement and the Fee Letter.

“Loans” means, collectively, the Revolving Credit Loans and the Swing Line Loans.

“Majority Lenders” means at any time (a) so long as the Aggregate Maximum Credit Amount has not been terminated, the Non-Defaulting Lenders holding more than fifty percent (50%) of the aggregate Commitments and (b) if the Aggregate Maximum Credit Amount has been terminated (whether by maturity, acceleration or otherwise), the Non-Defaulting Lenders holding more than fifty percent (50%) of the aggregate principal amount then outstanding under the Revolving Credit Loans; provided that, for purposes of determining Majority Lenders hereunder, the Reimbursement Obligations and Swing Line Loans shall be allocated among the Revolving Credit Lenders based on their respective Applicable Revolving Credit Percentages; provided further that, such calculations shall be made without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(b)(vi).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, the business, operations, Property or financial condition of the Credit Parties taken as a whole, the ability of any Credit Party to perform any of its payment obligations under any Loan Document, the validity or enforceability of any Loan Document or the rights and remedies of or benefits available to the Administrative Agent, any other Agent, an Issuing Bank or any Lender under any Loan Document.

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which the Borrower or any other Credit Party is a party or by which any Oil and Gas Property owned by the Borrower or another Credit Party is bound, a net overproduced gas imbalance to the Borrower and the other Credit Parties, taken as a whole, in excess of $1,000,000.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Credit Parties in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maximum Credit Amount” means, as to each Revolving Credit Lender, the amount set forth opposite such Revolving Credit Lender’s name on Schedule 1.2 under the caption “Maximum Credit Amount”, as the same may be reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.05(b) or modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any real or immovable Property owned by the Credit Parties which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash payments received by any of the Credit Parties from any Transfer, the issuance of Equity Interests or the issuance of Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by the Credit Parties in respect of any sale or issuance.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.06(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means, collectively, the Revolving Credit Notes and the Swing Line Note.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means any and all amounts owing or to be owing by the Credit Parties (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising):  to the Administrative Agent, an Issuing Bank, any Lender or any Affiliate of any Lender under any Loan Document; to any Secured Swap Party under any Secured Swap Agreement; to any Cash Management Bank under any Secured Cash Management Agreement including interest and fees that accrue after the commencement by or against any Credit Party or Affiliate thereof under any Federal, state, foreign bankruptcy, insolvency, receivership, or similar law naming such Person as the debtor in such proceeding, regardless of whether such interests and fees are allowed claims in such proceeding; and all renewals, extensions and/or rearrangements of any of the above; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

“Oil and Gas Properties” means all Hydrocarbon Interests, all Properties now or hereafter pooled or unitized with Hydrocarbon Interests, and all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests.  Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Credit Parties.

“Other Connection Taxes” means, with respect to (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 12.04(b)(vi).

“Participant Register” has the meaning assigned to such term in Section 12.04(b)(viii).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means any Lien permitted under Section 9.03.

“Permitted Refinancing” means any Debt of any Credit Party, and Debt constituting Guarantees thereof by any Credit Party, to the extent incurred or issued in exchange for, or to the extent the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund, existing Debt that is permitted under this Agreement, in whole or in part, from time to time; provided that (a) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Debt being refinanced (plus the amount of any premiums, accrued and unpaid interest and fees and expenses incurred in connection therewith), (b) such Permitted Refinancing does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date which is 180 days after the Revolving Credit Maturity Date (except for any offer to redeem such Debt required as a result of asset sales or the occurrence of a “Change of Control” or “Fundamental Change” under and as defined in the applicable agreement governing the terms of such Debt), (c) if the Debt being refinanced is unsecured, then such Permitted Refinancing is unsecured, (d) if the Debt being refinanced is secured, then such Permitted Refinancing may be secured but only with the same priority as the Debt being refinanced, (e) no Subsidiary of the Borrower is required to Guarantee such Permitted Refinancing unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor, and (f) to the extent such Permitted Refinancing is or is intended to be expressly subordinate to the payment in full of all of the Obligations, the subordination provisions contained therein are either (x) at least as favorable to the Secured Parties as the subordination provisions contained in the Debt being refinanced or (y) reasonably satisfactory to the Administrative Agent and the Majority Lenders; provided that, in the case of any incurrence or issuance of Debt as to which only a portion of such incurred or issued Debt satisfies the foregoing conditions, the portion thereof that satisfies the foregoing conditions shall be deemed to constitute a Permitted Refinancing, notwithstanding that other portions of such incurred or issued Debt do not constitute a Permitted Refinancing.

“Permitted Unsecured Notes” means unsecured notes issued pursuant to Section 9.02(f), including the Guarantee of such unsecured notes permitted in Section 9.02(d).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and which is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or with respect to which the Borrower, a Subsidiary or an ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate.

“Plan Asset Regulations” means the regulations at 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.06(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.06(c)(ii).

“Purchase Money Indebtedness” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other Property.

“Qualified ECP Guarantor” shall mean, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under § 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Midstream Assets” means assets used in the gathering, distributing, marketing, treating, processing, transporting of, or storage, disposal, or other handling of, Hydrocarbons, water, sand, minerals, chemicals or other products or substances commonly created, used, recovered, produced or processed in the conduct of the oil and gas business, including compression, pumping, treatment and disposal facilities, gathering lines and systems, and other assets commonly considered midstream assets or useful in connection with the conduct of midstream operations, and for the avoidance of doubt, the Qualified Midstream Assets do not include any Oil and Gas Properties included in the Borrowing Base.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Debt, including payments of cash in lieu of fractional shares in connection therewith.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.06(d).

“Refunded Swing Line Loans” has the meaning ascribed to such term in Section 2.08(e)(i).

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Reimbursement Obligation(s)” means the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 2.07(f)(iii)).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Relevant Debt” has the meaning assigned to such term in Section 8.17(d).

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Request for Swing Line Loan” shall mean a request for a Swing Line Loan issued by the Borrower under Section 2.08(c) in the form attached hereto as Exhibit F.

“Required Lenders” means at any time (a) so long as the Aggregate Maximum Credit Amount has not been terminated, the Non-Defaulting Lenders holding more than sixty-six and two-thirds percent (66-2/3%) of the aggregate Commitments and (b) if the Aggregate Maximum Credit Amount has been terminated (whether by maturity, acceleration or otherwise), the Non-Defaulting Lenders holding more than sixty-six and two-thirds percent (66-2/3%) of the aggregate principal amount then outstanding under the

Revolving Credit Loans; provided that, for purposes of determining Required Lenders hereunder, the Reimbursement Obligations and Swing Line Loans shall be allocated among the Revolving Credit Lenders based on their respective Applicable Revolving Credit Percentages; provided further that, such calculations shall be made without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(b)(vi).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, on the dates required in Section 8.12 (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

“Restricted Subsidiary” means any Domestic Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a Borrowing of a Revolving Credit Loan.

“Revolving Credit Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit B.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans, (b) its Applicable Revolving Credit Percentage of any outstanding Swing Line Loans (other than with respect to any Swing Line Loans made by such Revolving Credit Lender in its capacity as a Swing Line Lender) and Letter of Credit Obligations and (c) the aggregate principal amount of all Swing Line Loans made by such Revolving Credit Lender as a Swing Line Lender outstanding at such time (less the amount of participations funded by the other Revolving Credit Lenders in such Swing Line Loans).

“Revolving Credit Lenders” means the financial institutions from time to time parties hereto as lenders of Revolving Credit Loans.

“Revolving Credit Loan” shall mean a borrowing requested by the Borrower and made by the Revolving Credit Lenders under Section 2.01 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing and any deemed disbursement of a Loan in respect of a Letter of Credit under Section 2.07(f)(iii), and may include, subject to the terms hereof, Eurodollar Loans and ABR Loans.

“Revolving Credit Maturity Date” means May 23, 2023.

“Revolving Credit Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.06(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.06(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Secured Party” means the Administrative Agent, each Issuing Bank, any Lender, any Secured Swap Party under any Secured Swap Agreement, any Cash Management Bank under any Secured Cash Management Agreement and any other holder of Obligations.

“Secured Swap Agreement” means (a) the Existing Secured Swap Agreements and (b) any Swap Agreement between any Credit Party and any Person (a “Secured Swap Party”) that was, on the date such Swap Agreement was entered into, a Lender or an Affiliate of a Lender, even if such Person subsequently ceases to be a Lender (or an Affiliate thereof) for any reason; provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Securities Account” has the meaning assigned to such term in the UCC.

“Security Agreement” means that certain security agreement executed by the Credit Parties on the Effective Date, in form and substance satisfactory to the Administrative Agent (which satisfaction the Administrative Agent hereby confirms by its execution of this Agreement).

“Security Instruments” means the mortgages, deeds of trust, pledge agreements, security agreements, including without limitation the Security Agreement, control agreements, and other agreements, instruments and supplements described or referred to in Exhibit D, and any and all other agreements, instruments and supplements now or hereafter executed and delivered by the Credit Parties (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) as security for the payment or performance of the Obligations, the Notes, this Agreement, or Reimbursement Obligations, as such agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Specified Credit Party” means any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 12.17).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Credit Party shall be a Swap Agreement.

“Swap Obligations” means with respect to any Credit Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and for any date prior to the date referenced above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties (other than any Credit Party) to such Swap Agreements.

“Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of the Administrative Agent or any other cash management arrangement which the Borrower and the Administrative Agent have executed for purposes of effecting the borrowing and repayment of Swing Line Loans.

“Swing Line” shall mean the revolving credit loans to be advanced to the Borrower by the Swing Line Lender pursuant to Section 2.08, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Lender” shall mean JPMorgan Chase Bank, N.A. in its capacity as lender of the Swing Line under Section 2.08, or its successor as subsequently designated hereunder.

“Swing Line Loan” shall mean a borrowing requested by the Borrower and made by the Swing Line Lender pursuant to Section 2.08.

“Swing Line Maximum Amount” shall mean Twenty-Five Million Dollars ($25,000,000).

“Swing Line Note” shall mean the swing line note which may be issued by the Borrower to the Swing Line Lender pursuant to Section 2.08(b)(ii) in the form attached hereto as Exhibit G, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by the Administrative Agent to each Revolving Credit Lender pursuant to Section 2.08(e)(ii) in the form attached hereto as Exhibit H.

“Syndication Agent” means Wells Fargo Bank, N.A., in its capacity as syndication agent.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Revolving Credit Maturity Date and the date of termination of the Commitments.

“Total Assets” means, at any time, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Credit Parties.

“Total Debt” means with respect to any Person, at any time, without duplication, Debt of such Person excluding contingent obligations arising under ASC 815 and excluding Debt of the type described in clauses (c), (i) and (j) of the definition thereof; provided that Debt with respect to letters of credit referred to in clause (b) of such definition shall be considered “Total Debt” only to the extent such letters of credit are drawn or funded.  For the avoidance of doubt the Total Debt of the Borrower is the consolidated Total Debt of the Credit Parties, determined in accordance with GAAP.

“Total Net Debt” means, as of any date, consolidated Total Debt of the Borrower and the other Credit Parties less any unrestricted cash and cash equivalents which is subject to a perfected, first priority Lien in favor of the Administrative Agent.

“Transactions” means, with respect to each Credit Party, (a) the execution, delivery and performance of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, and the issuance of Letters of Credit hereunder, (b) the Guaranteeing of the Obligations and the other obligations under the Guarantee Agreement by such Credit Party and such Credit Party’s grant of the security interests and provision of Collateral under the Security Instruments and (c) the grant of Liens on Mortgaged Properties pursuant to the Security Instruments.

“Transfer” has the meaning assigned to such term in Section 9.10.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unrestricted Subsidiary” means any Person that would otherwise be a Subsidiary of the Borrower that the Borrower has designated to be an “Unrestricted Subsidiary” in writing to the Administrative Agent pursuant to Section 8.17 and each subsidiary thereof.

“USA Patriot Act” means the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned such term in Section 5.03(e)(ii)(B)(III).

“Withholding Agent” means any Credit Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03                             Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04                             Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  The word “or” is not exclusive.  The word “shall” shall be construed to have the same meaning and effect as the word “will”.  Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. To the extent that any defined term in the Existing Credit Agreement is not defined herein, for purposes of this Agreement, at any time prior to the execution of the amendments to the mortgages and deeds of trust required by Section 8.19, each term defined in the applicable mortgage or deed of trust by reference to any such defined term in the Existing Credit Agreement shall have the meaning given to the corresponding successor defined term in this Agreement.

Section 1.05                             Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent as part of, or along with, the audited annual financial statements delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.  Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Unrestricted Subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary to any Credit Parties, which shall be deemed to be income to such Credit Party when actually received by it. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of compliance with the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat operating leases and Capital Leases in a manner consistent with their current treatment under GAAP as of the Effective Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter, including, for the avoidance of doubt, any future phase-in of changes to GAAP contemplated by amendments to GAAP that have been adopted as of the Effective Date (it being understood that financial statements shall be prepared without giving effect to this sentence).

ARTICLE II
THE REVOLVING CREDIT FACILITY

Section 2.01                             Commitments.

(a)                                 Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally and for itself alone, agrees to make Revolving Credit Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Commitment or the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Credit Loans.

(b)                                 Increases, Reductions and Terminations of Aggregate Elected Commitment Amount.

(i)                                     Subject to the conditions set forth in Section 2.01(b)(ii), the Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment of one or more existing Lenders (each such Lender, an “Increasing Lender”) and/or causing one or more Persons acceptable to the Administrative Agent and the Issuing Banks in their reasonable discretion and that at such time are not Lenders to become a Lender (each such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”).  Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower, an Affiliate of the Borrower or a natural person.

(ii)                                  Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:

(A)                               no increase in the Aggregate Elected Commitment Amount shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the lesser of (1) the Borrowing Base then in effect and (2) the Aggregate Maximum Credit Amount;

(B)                               the Borrower may not increase the Aggregate Elected Commitment Amount more than once per fiscal quarter;

(C)                               no Lender’s Elected Commitment may be increased without the consent of such Lender;

(D)                               at the time of and immediately after giving effect to such increase and any Borrowing made on the date of such increase, the Borrower is in pro forma compliance with the financial covenants set forth in Section 9.01 as of the last day of the most recently ended fiscal quarter for which the financial statements and compliance certificate required under Section 8.01 have been delivered to the Administrative Agent and the Lenders (calculated as though any Borrowing made on the date of such increase had been made as of the last day of such fiscal quarter);

(E)                                subject to Section 2.01(b)(ix) below, if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of one or more Lenders, the Borrower and each such Increasing Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit K (an “Elected Commitment Increase Certificate”) and the Borrower shall pay any applicable fees as may have been agreed to between the Borrower, such Increasing Lender and/or the Administrative Agent; and

(F)                                 if the Borrower elects to increase the Aggregate Elected Commitment Amount by causing one or more Additional Lenders to become a party to this Agreement, then the Borrower and each such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit L (an “Additional Lender Certificate”), together with an Administrative Questionnaire for each Additional Lender, and the Borrower shall (I) if requested by any Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (II) pay any applicable fees as may have been agreed to between the Borrower, any Additional Lender and/or the Administrative Agent.

(iii)                               Subject to acceptance and recording thereof pursuant to Section 2.01(b)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate and/or the Additional Lender Certificate:  (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents.  In addition, each Increasing Lender and Additional Lender shall be deemed to have purchased a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Increasing Lender and any Additional Lender) shall hold its Applicable Revolving Credit Percentage of the outstanding Loans (and participation interests in Letters of Credit) after giving effect to the increase in the Aggregate Elected Commitment Amount and the resulting modification of each Lender’s Applicable Revolving Credit Percentage and Maximum Credit Amount pursuant to Section 2.01(b)(v).

(iv)                              Upon its receipt of a duly completed Elected Commitment Increase Certificate and/or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, and the Administrative Questionnaire referred to in Section 2.01(b)(ii) the Administrative Agent shall accept such Elected Commitment Increase Certificate and/or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

(v)                                 Upon any increase in the Aggregate Elected Commitment Amount pursuant to this Section 2.01(b), (A) each Lender’s Applicable Revolving Credit Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Revolving Credit Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, (B) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each Lender’s Maximum Credit Amount equals such Lender’s Applicable Revolving Credit Percentage, after giving effect to any adjustments thereto pursuant to the foregoing clause (A), of the Aggregate Maximum Credit Amount, (C) Schedule 1.2 to this Agreement shall be deemed amended to reflect the Elected Commitment of any Increasing Lender and any Additional Lender, and any changes in the Lenders’ respective Applicable Revolving Credit Percentages and Maximum Credit Amounts pursuant to the foregoing clauses (A) and (B), and (D) the Borrower shall execute and deliver new Notes to the extent required under Section 2.02(d).

(vi)                              The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (B)

the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.03(c), the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amount.

(vii)                           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.01(b)(vi) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Any such notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 2.01(b)(i).  Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among each Lender’s Maximum Credit Amount in accordance with each Lender’s Applicable Revolving Credit Percentage (and Schedule 1.2 shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

(viii)                        Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Revolving Credit Percentage) so that they equal such redetermined Borrowing Base (and Schedule 1.2 shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

(ix)                              If (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Revolving Credit Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.01(b)(ii)(A)) without the requirement that any Lender deliver an Elected Commitment Increase Certificate, and Schedule 1.2 shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount.  The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

Section 2.02                             Revolving Credit Loans and Borrowings.

(a)                                 Revolving Credit Borrowings; Several Obligations.  Each Revolving Credit Loan shall be made as part of a Revolving Credit Borrowing consisting of Revolving Credit Loans made by the Revolving Credit Lenders ratably in accordance with their respective Commitments.  The failure of any Revolving Credit Lender to make any Revolving Credit Loan required to be made by it shall not relieve any other Revolving Credit Lender of its obligations hereunder; provided that the Commitments are several and no Revolving Credit Lender shall be responsible for any other Revolving Credit Lender’s failure to make Revolving Credit Loans as required.

(b)                                 Types of Revolving Credit Loans.  Each Revolving Credit Borrowing shall be comprised entirely of ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans as the Borrower may request in accordance herewith.  Each Revolving Credit Lender at its option may make any Eurodollar Revolving Credit Loan by causing any domestic or foreign branch or Affiliate of such Revolving Credit Lender to make such Revolving Credit Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Credit Loan in accordance with the terms of this Agreement.

(c)                                  Minimum Amounts; Limitation on Number of Revolving Credit Borrowings.  At the commencement of each Interest Period for any Eurodollar Revolving Credit Borrowing, such Revolving Credit Borrowing shall be in an amount not less than $500,000 and increments of $500,000 in excess thereof.  At the time that each ABR Revolving Credit Borrowing is made, such Revolving Credit Borrowing shall be in an amount not less than $500,000 and increments of $500,000 in excess thereof; provided that, notwithstanding the foregoing, an ABR Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of a Reimbursement Obligation as contemplated by Section 2.07(f)(iii).  Revolving Credit Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six Eurodollar Revolving Credit Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(d)                                 Revolving Credit Notes.  Upon request of such Revolving Credit Lender, the Revolving Credit Loans made by a Revolving Credit Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, and, (i) in the case of any Revolving Credit Lender party hereto as of the date of this Agreement, such Revolving Credit Note shall be dated as of the date of this Agreement, (ii) in the case of any Revolving Credit Lender that becomes a party hereto pursuant to an Assignment and Assumption, such Revolving Credit Note shall be dated as of the effective date of the Assignment and Assumption, or (iii) in the case of any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amounts pursuant to Section 2.01(b), as of the effective date of such increase, in each case, payable to such Revolving Credit Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed.  In the event that any Revolving Credit Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.05, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Revolving Credit Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Revolving Credit Note payable to such Revolving Credit Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, against return to the Borrower of the Revolving Credit Note so replaced.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Revolving Credit Loan made by each Revolving Credit Lender, and all payments made on account of the principal thereof, shall be recorded by such Revolving Credit Lender on its books for its Revolving Credit Note.  Failure to make any such notation or to attach a schedule shall not affect any Revolving Credit Lender’s or the Borrower’s rights or obligations in respect of such Revolving Credit Loans.

(e)                                  Register.  The Administrative Agent shall maintain the Register pursuant to Section 12.04(b)(iv), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Borrowing made hereunder, the type thereof and each Interest Period applicable to any Eurodollar Borrowing, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Borrowings and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Revolving Credit Borrowings and each Revolving Credit Lender’s share thereof.  The entries made in the Register maintained pursuant to this Section 2.02(e) shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Administrative Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Borrowings (and all other amounts owing with respect thereto) made to the Borrower by the Revolving Credit Lenders in accordance with the terms of this Agreement.

Section 2.03                             Requests for Revolving Credit Borrowings.  The Borrower may request a Revolving Credit Borrowing, a continuation of any Revolving Credit Borrowing in the same Type of Borrowing or to convert any Revolving Credit Borrowing to any other Type of Revolving Credit Borrowing only by delivery to the Administrative Agent of a Revolving Credit Borrowing Request executed by a Responsible Officer of the Borrower, subject to the following:

(a)                                 each such Revolving Credit Borrowing Request shall set forth the information required on the Revolving Credit Borrowing Request, including without limitation:

(i)                                     the proposed date of such Revolving Credit Borrowing (or the continuation or conversion of an outstanding Revolving Credit Borrowing), which must be a Business Day;

(ii)                                  whether such Borrowing is a new Revolving Credit Borrowing or a continuation or conversion of an outstanding Revolving Credit Borrowing; and

(iii)                               whether such Revolving Credit Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing, and, except in the case of an ABR Borrowing, the first Interest Period applicable thereto.

(b)                                 each such Revolving Credit Borrowing Request shall be delivered to the Administrative Agent by 12:00 p.m. (New York time) three (3) Business Days prior to the proposed date of the Revolving Credit Borrowing, except in the case of an ABR Borrowing, for which the Request for Borrowing must be delivered by 12:00 p.m. (New York time) on the proposed date for such Revolving Credit Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of a Letter of Credit Payment as contemplated by Section 2.07(f) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing;

(c)                                  on the proposed date of such Revolving Credit Borrowing, the sum of (x) the aggregate principal amount of all Revolving Credit Exposures outstanding on such date (including, without duplication, the Loans that are deemed to be disbursed by Administrative Agent under Section 2.07(f)(iii) hereof in respect of Borrower’s Reimbursement Obligations hereunder), after giving effect to all outstanding requests for Revolving Credit Borrowings and Swing Line Loans and for the issuance of any Letters of Credit, shall not exceed the lesser of (i) the Aggregate Maximum Credit Amount, (ii) the then applicable Borrowing Base and (iii) the then applicable Aggregate Elected Commitment Amount;

(d)                                 a Revolving Credit Borrowing Request, once delivered to the Administrative Agent, shall not be revocable by the Borrower and (other than a Revolving Credit Borrowing Request to refund, continue or convert any outstanding Revolving Credit Borrowing) shall constitute a certification by the Borrower as of the date thereof that the conditions set forth in Sections 6.02(a) and (b) have been satisfied;

(e)                                  if the Borrower fails to deliver a timely Revolving Credit Borrowing Request with respect to a Eurodollar Revolving Credit Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Credit Borrowing; notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, no outstanding Revolving Credit Borrowing may be converted to or continued as a Eurodollar Revolving Credit Borrowing (and any Revolving Credit

Borrowing Request that requests the conversion of any Revolving Credit Borrowing to, or continuation of any Revolving Credit Borrowing as, a Eurodollar Revolving Credit Borrowing shall be ineffective) and unless repaid, each Eurodollar Revolving Credit Borrowing shall be converted to an ABR Revolving Credit Borrowing at the end of the Interest Period applicable thereto;

the Administrative Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.03 upon the telephone or email request of a Responsible Officer of the Borrower and, in the event the Administrative Agent, acting on behalf of the Revolving Credit Lenders, makes any such Revolving Credit Borrowing upon a telephone or email request, a Responsible Officer shall fax or deliver by electronic file to the Administrative Agent, on the same day as such telephone or email request, an executed Revolving Credit Borrowing Request.  The Borrower hereby authorizes the Administrative Agent to disburse Revolving Credit Borrowings under this Section 2.03 pursuant to the telephone or email instructions of any person purporting to be a Responsible Officer.  Notwithstanding the foregoing, the Borrower acknowledges that the Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request.  Each telephone or email request for a Revolving Credit Borrowing from a Responsible Officer for the Borrower shall constitute a certification of the matters set forth in the Revolving Credit Borrowing Request form as of the date of such requested Revolving Credit Borrowing.

Section 2.04                             Funding of Revolving Credit Borrowings.

(a)                                 Upon receiving any Revolving Credit Borrowing Request from Borrower under Section 2.03, the Administrative Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Revolving Credit Borrowing being requested and the date such Revolving Credit Borrowing is to be made by each Revolving Credit Lender in an amount equal to its Applicable Revolving Credit Percentage of such Revolving Credit Borrowing.  Unless such Revolving Credit Lender’s Commitment to make Revolving Credit Loans hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Applicable Revolving Credit Percentage of each Revolving Credit Borrowing in immediately available funds to the Administrative Agent, as follows:

(i)                                     for ABR Revolving Credit Borrowings, at the office of the Administrative Agent located at 383 Madison Avenue, New York, New York 10179, not later than 1:00 p.m. (New York time) on the date of such Borrowing; and

(ii)                                  for Eurodollar Borrowings, at the office of the Administrative Agent located at 383 Madison Avenue, New York, New York 10179, not later than 1:00 p.m. (New York time) on the date of such Borrowing.

(b)                                 Except in respect of Revolving Credit Borrowings covering the reimbursement of Letters of Credit pursuant to Section 2.07(f), the Administrative Agent will make such Revolving Credit Loans available to the Borrower by promptly crediting the funds so received from the Revolving Credit Lenders to an account of the Borrower designated by the Borrower in the applicable Revolving Credit Borrowing Request not later than 4:00 p.m. (New York time); provided that ABR Revolving Credit Borrowings made to finance the reimbursement of a Letter of Credit Payment as provided in Section 2.07(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank; provided, further, that ABR Revolving Credit Borrowings made to refund any Swing Line Loan pursuant to Section 2.08(e) shall be remitted by the Administrative Agent to the Swing Line Lender.

(c)                                  The Administrative Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender.  Unless the

Administrative Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Borrowing that such Revolving Credit Lender does not intend to make available to the Administrative Agent such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such Borrowing, the Administrative Agent may assume that such Revolving Credit Lender has made such amount available to the Administrative Agent on such date, as aforesaid.  The Administrative Agent may, but shall not be obligated to, make available to the Borrower the amount of such payment in reliance on such assumption.  If such amount is not in fact made available to the Administrative Agent by such Revolving Credit Lender, as aforesaid, the Administrative Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender.  If such Revolving Credit Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor and the Administrative Agent has in fact made a corresponding amount available to the Borrower, the Administrative Agent shall promptly notify the Borrower and the Borrower shall pay such amount to the Administrative Agent, if such notice is delivered to the Borrower prior to 1:00 p.m. (New York time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the Borrower shall be applied as a prepayment of the Revolving Credit Loans (without any corresponding reduction in the Aggregate Maximum Credit Amount), reimbursing the Administrative Agent for having funded said amounts on behalf of such Revolving Credit Lender.  The Borrower shall retain its claim against such Revolving Credit Lender with respect to the amounts repaid by it to the Administrative Agent and, if such Revolving Credit Lender subsequently makes such amounts available to the Administrative Agent, the Administrative Agent shall promptly make such amounts available to the Borrower as a Revolving Credit Borrowing.  The Administrative Agent shall also be entitled to recover from such Revolving Credit Lender or the Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to the Borrower, to the date such amount is recovered by the Administrative Agent, at a rate per annum equal to:

(i)                                     in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the NYFRB Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Borrowings; and

(ii)                                  in the case of the Borrower, the rate of interest then applicable to such Revolving Credit Borrowing.

Until such Revolving Credit Lender has paid the Administrative Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Borrowing for any purpose whatsoever.  The obligation of any Revolving Credit Lender to make any Revolving Credit Loan hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Loan hereunder, and no Revolving Credit Lender shall have any liability to the Borrower or any of its Subsidiaries, the Administrative Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any Loan hereunder.

Section 2.05                             Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)                                 Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Revolving Credit Maturity Date.  If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amount are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)                                 Optional Termination and Reduction of Aggregate Credit Amounts.

(i)                                     The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 3.03(c)(i), the total Revolving Credit Exposures would exceed the total Commitments.  No reduction shall reduce the Swing Line Maximum Amount unless the Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Aggregate Maximum Credit Amounts.

(ii)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.05(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.05(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amount delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other agreements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.   Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Revolving Credit Lenders in accordance with each Revolving Credit Lender’s Applicable Revolving Credit Percentage.

Section 2.06                             Borrowing Base.

(a)                                 Initial Borrowing Base.  The Borrowing Base on the Effective Date shall be $1,300,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.

(b)                                 Scheduled and Interim Redeterminations.  The Borrowing Base shall be redetermined as provided in accordance with this Section 2.06, and, subject to Section 2.06(d), the Borrowing Base shall be redetermined semi-annually (each a “Scheduled Redetermination”), and shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Revolving Credit Lenders on or about May 1 (with respect to the Reserve Report delivered on April 1) and on or about November 1 (with respect to the Reserve Report delivered on October 1) of each year commencing on or about November 1, 2018.  In addition, (i) Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Majority Lenders, by notifying the Borrower thereof, two times per year, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations and (ii) the Borrower may elect, by notifying the Administrative Agent of any acquisition of Oil and Gas Properties by any Credit Party with a purchase price in the aggregate of at least five percent (5%) of the then effective Borrowing Base, to cause the Borrowing Base to be redetermined between Scheduled Redeterminations in accordance with this Section 2.06 (each redetermination under clause (i) or (ii) of this sentence, an “Interim Redetermination”).

(c)                                  Scheduled and Interim Redetermination Procedure.

(i)                                     Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  Upon receipt by the Administrative Agent of the Reserve Report, the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information with respect to the Oil and Gas Properties and other Properties of the Credit Parties being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its reasonable discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time.  In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)                                  The Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)                               in the case of a Scheduled Redetermination if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before April 15 and October 15 of such year following the date of delivery or if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.06(c)(i); and

(B)                               in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)                               Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Revolving Credit Lenders as provided in this Section 2.06(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect (not including an automatic reduction pursuant to Section 2.06(e)) must be approved or be deemed to have been approved by the Required Lenders (in each Revolving Credit Lender’s sole discretion consistent with its normal oil and gas criteria as it exists at the particular time) as provided in this Section 2.06(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Revolving Credit Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such fifteen (15) days, any Revolving Credit Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, all of the Revolving Credit Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.06(d).  If, however, at the end of such 15-day period, all of the Revolving Credit Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Revolving Credit Lenders to ascertain the highest Borrowing Base then acceptable to a number of Revolving Credit Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.06(d).

(d)                                 Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Revolving Credit Lenders or the Required Lenders, as applicable, pursuant to Section 2.06(c)(iii) or adjusted pursuant to the Borrowing Base Adjustment Provisions, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Revolving Credit Lenders:

(i)                                     in the case of a Scheduled Redetermination, if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then as of May 1 or November 1 as applicable, or if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)                                  in the case of an Interim Redetermination or an adjustment to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base pursuant to the Borrowing Base Adjustment Provisions, whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination, Interim Redetermination or adjusted Borrowing Base shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)                                  Adjustment for Debt Incurrence.  If any Credit Party issues or incurs any Debt consisting of or related to the senior notes permitted under Section 9.02(f) during the period between Scheduled Redeterminations, then (i) on the date on which such Debt is issued, the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Debt, and (ii) the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder. For purposes of this Section 2.06(e), if any such Debt consisting of senior notes issued pursuant to Section 9.02(f) (or Guarantee thereof) is issued at a discount or otherwise sold for less than “par,” the reduction shall be calculated based upon the stated principal amount without reference to such discount. Notwithstanding the foregoing, no such reduction to the Borrowing Base shall be required with respect to any issuance of other Permitted Unsecured Notes pursuant to Section 9.02(g) to refinance outstanding unsecured notes except with respect to any portion of the face principal amount of such refinancing Debt which exceeds the principal amount of such refinanced Debt (plus any accrued interest, fees, expenses and premiums of such refinanced Debt).

Section 2.07                             Letters of Credit.

(a)                                 General.  Subject to the terms and conditions of this Agreement, each Issuing Bank may (but shall not be required to) through the Issuing Office, at any time and from time to time from and after the date hereof until five (5) Business Days prior to the Revolving Credit Maturity Date, upon the written request of the Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as each Issuing Bank may reasonably require, issue Letters of Credit in Dollars for the account of any Credit Party, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding by any Issuing Bank shall not to exceed its Letter of Credit Maximum Amount.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Credit Party other than the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any other Credit Party inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such other Credit Party.  Each Letter of Credit shall be in a minimum face amount of Twenty-Five Thousand Dollars ($25,000) (or such lesser amount as may be agreed to by Issuing Bank) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) twelve (12) months after the date of issuance thereof or such longer time as may be approved by Issuing Bank and (ii) five (5) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof; provided, that any Letter of Credit meeting the immediately foregoing requirements may contain a customary “evergreen” provision relating to the renewal thereof; provided, further, to the extent the Borrower Cash Collateralizes any other Letter of Credit at least one hundred eighty (180) days prior to the Revolving Credit Maturity Date in cases where such Letter of Credit could be automatically renewed beyond the Revolving Credit Maturity Date (but in no event beyond one year following the Revolving Credit Maturity Date), such Letter of Credit may contain a customary “evergreen” provision relating to the renewal thereof.  The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of New York.  In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

(b)                                 Conditions to Issuance.  No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of the Borrower unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(i)                                     after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the sum of all Letter of Credit Maximum Amounts; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Loans and Swing Line Loans (including all Loans deemed disbursed by Administrative Agent under Section 2.07(f)(iii) in respect of the Borrower’s Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the least of (A) the Aggregate Maximum Credit Amount, (B) the then applicable Borrowing Base and (C) the Aggregate Elected Commitment Amount;

(ii)                                  the conditions set forth in Section 6.02 have been satisfied;

(iii)                               if requested by an Issuing Bank, the Borrower shall have delivered to such Issuing Bank at its Issuing Office the Letter of Credit Agreement related thereto, together with such other documents and materials as may be reasonably required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank;

(iv)                              no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 2.07(f) hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the applicable Issuing Bank from issuing, or any Revolving Credit Lender from taking an assignment of its Applicable Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(v)                                 there shall have been (A) no introduction of or change in the interpretation of any law or regulation, (B) no declaration of a general banking moratorium by banking authorities in the United States, New York or the respective jurisdictions in which the Revolving Credit Lenders, the

Borrower and the beneficiary of the requested Letter of Credit are located, and (C) no establishment of any new restrictions by any central bank or other Governmental Authority on transactions involving letters of credit or on banks generally that, in any case described in this Section 2.07(b)(v), would make it unlawful or unduly burdensome for the applicable Issuing Bank to issue or any Revolving Credit Lender to take an assignment of its Applicable Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;

(vi)                              if any Revolving Credit Lender is a Defaulting Lender, each Issuing Bank has entered into arrangements reasonably satisfactory to it to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by any such Defaulting Lender, including, without limitation, the creation of a cash collateral account or delivery of other security by the Borrower to assure payment of such Defaulting Lender’s Applicable Revolving Credit Percentage of all outstanding Letter of Credit Obligations; and

(vii)                           the applicable Issuing Bank shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 2.07(d).

Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by Borrower of the matters set forth in Section 6.02. The Administrative Agent shall be entitled to rely on such certification without any duty of inquiry.

(c)                                  Notice.  Each Issuing Bank shall deliver to the Administrative Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit.  Promptly upon its receipt thereof, the Administrative Agent shall give notice, substantially in the form attached as Exhibit I, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.

(d)                                 Letter of Credit Fees.

(i)                                     The Borrower shall pay letter of credit fees as follows:

(A)                               A participation fee with respect to each Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans on the average daily amount of such Lender’s Letter of Credit Obligations (excluding any portion thereof attributable to unreimbursed Letter of Credit Payments) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any Letter of Credit Obligations, shall be paid to the Administrative Agent for distribution to the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages.

(B)                               A letter of credit fronting fee in the amount of 0.125% per annum on the face amount of each Letter of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Obligations (but in no event less than $500 per annum), shall be paid to the Administrative Agent for distribution to each Issuing Bank for its own account.

(ii)                                  All payments by the Borrower to the Administrative Agent for distribution to an Issuing Bank or the Revolving Credit Lenders under this Section 2.07(d) shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Administrative Agent as may be designated from time to time by written notice to Borrower by the Administrative Agent.  The fees described in Section 2.07(d)(i)(A) and (B) above (i) accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Maximum Commitment Amount terminates and any such fees accruing after the date on which the Aggregate Maximum Commitment Amount terminates shall be payable on demand and (ii) shall be nonrefundable under all circumstances subject to Section 12.12. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)                                  Other Fees.  In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrower shall pay, for the sole account of each Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by such Issuing Bank or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

(f)                                   Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(i)                                     By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Credit Percentage of each Letter of Credit Payment made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (ii) below, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii)                                  If any Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Borrower agrees to pay to such Issuing Bank an amount equal to the amount paid by such Issuing Bank in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Administrative Agent relative thereto not later than 1:00 p.m. (New York time), in Dollars, on (i) the Business Day that the Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (New York time) or (ii) the Business Day immediately following the day that the Borrower received such notice, if such notice is received after 11:00 a.m. (New York time).

(iii)                               If any Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrower does not reimburse such Issuing Bank as required under Section 2.07(f)(ii) and the Aggregate Maximum Commitment Amount has not been terminated (whether by maturity, acceleration or otherwise), the Borrower shall be deemed to have immediately requested that the Revolving Credit Lenders make a ABR Revolving Credit Borrowing (which Borrowing may be subsequently converted at any time into a Eurodollar Borrowing pursuant to Section

2.03 hereof) in the principal amount equal to the amount paid by such Issuing Bank in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Administrative Agent relative thereto. The Administrative Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Administrative Agent an amount equal to its pro rata share (based on its Applicable Revolving Credit Percentage) of the amount of such Borrowing.

(iv)                              If any Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrower does not reimburse such Issuing Bank as required under Section 2.07(f)(ii), and (i) the Aggregate Maximum Credit Amount has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by such Issuing Bank from the Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Borrower or any of its Subsidiaries or otherwise, then the Administrative Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Administrative Agent for the account of such Issuing Bank its pro rata share (based on its Applicable Revolving Credit Percentage) of the amount paid by such Issuing Bank in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Administrative Agent relative thereto (but no such payment shall diminish the obligations of the Borrower hereunder).  Upon receipt thereof, the Administrative Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses.  To the extent that a Revolving Credit Lender fails to make such amount available to the Administrative Agent by 10:00 am New York time on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to the Administrative Agent, at a rate per annum equal to the rate applicable under Section 2.04(c)(i) with respect to Revolving Credit Borrowings.  The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Administrative Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Administrative Agent.

(v)                                 In the case of any Borrowing made under this Section 2.07(f), each such Borrowing shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Borrowing set forth in Article II hereof or Article VI, and, to the extent of the Borrowing so disbursed, the Reimbursement Obligation of Borrower to the Administrative Agent under this Section 2.07(f) shall be deemed satisfied (unless, in each case, taking into account any such deemed Borrowings, the aggregate outstanding principal amount of Revolving Credit Borrowings and Swing Line Loans, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Borrowing) on such date exceed the lesser of the Borrowing Base, the then applicable Aggregate Maximum Credit Amount or the then applicable Aggregate Elected Commitment Amount).

(vi)                              If any Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, such Issuing Bank shall provide notice thereof to the Borrower on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless the Borrower shall have satisfied its Reimbursement Obligations by payment to the Administrative Agent (for the benefit of such Issuing Bank) as required under this Section 2.07(f).  Each Issuing Bank shall further use reasonable efforts to provide notice to the Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of any Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrower under this Section 2.07(f).

(vii)                           Notwithstanding the foregoing, however, no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the applicable Issuing Bank immediately responsible for matters concerning this Agreement shall have received written notice from the Administrative Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however, that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable, but effective as of the extension or issuance date.

(viii)                        Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Banks shall be the sole issuers of Letters of Credit under this Agreement.

(ix)                              In the event that any Revolving Credit Lender becomes a Defaulting Lender, any Issuing Bank may, at its option, require that the Borrower enter into arrangements satisfactory to such Issuing Bank to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including creation of a cash collateral account or delivery of other security to assure payment of such Defaulting Lender’s Applicable Revolving Credit Percentage of all outstanding Letter of Credit Obligations.

(g)                                  Obligations Irrevocable.  The obligations of the Borrower to make payments to the Administrative Agent for the account of any Issuing Bank or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 2.07(f), shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(i)                                     Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(ii)                                  Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(iii)                               The existence of any claim, setoff, defense or other right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, any Issuing Bank or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(iv)                              Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                                 Payment by the applicable Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of

Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(vi)                              Any failure, omission, delay or lack on the part of the Administrative Agent, any Issuing Bank or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Administrative Agent, any Issuing Bank, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Administrative Agent, any Issuing Bank, any Revolving Credit Lender or any such party; or

(vii)                           Any other event or circumstance that would, in the absence of this Section 2.07(g), result in the release or discharge by operation of law or otherwise of the Borrower from the performance or observance of any obligation, covenant or agreement contained in Section 2.07(f).

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Borrower against the Administrative Agent, any Issuing Bank or any Revolving Credit Lender.  With respect to any Letter of Credit, nothing contained in this Section 2.07(g) shall be deemed to prevent the Borrower, after satisfaction in full of the absolute and unconditional obligations of the Borrower hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which it may have against the Administrative Agent, any Issuing Bank or any Revolving Credit Lender in connection with such Letter of Credit.

(h)                                 Risk Under Letters of Credit.

(i)                                     In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, the Issuing Banks shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(ii)                                  Subject to other terms and conditions of this Agreement, each Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the applicable Letters of Credit in accordance with such Issuing Bank’s regularly established practices and procedures and will have no further obligation with respect thereto.  In the administration of Letters of Credit, each Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by such Issuing Bank with due care and such Issuing Bank may rely upon any notice, communication, certificate or other statement from the Borrower, beneficiaries of Letters of Credit, or any other Person which such Issuing Bank believes to be authentic.  Each Issuing Bank will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(iii)                               In connection with the issuance and administration of Letters of Credit and the assignments hereunder, the Issuing Banks make no representation and shall have no responsibility with respect to (i) the obligations of the Borrower or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of the Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by any Issuing Bank in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct.  Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Borrower’s creditworthiness without reliance on any representation of any Issuing Bank or any Issuing Bank’s officers, agents and employees.

(iv)                              If at any time any Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, the Administrative Agent or such Issuing Bank, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Applicable Revolving Credit Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees.  If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to the Administrative Agent, for redistribution in accordance with this Agreement.

(i)                                     Indemnification.  The Borrower hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, the Issuing Banks and the Administrative Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Banks or the Administrative Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the L/C Indemnified Persons shall be liable or responsible for:

(i)                                     the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(ii)                                  the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)                               payment by any Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of such Issuing Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(iv)                              any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(v)                                 any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit, the applicable Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (i) through (v), (A) the Borrower shall not be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person as determined by a final, non-appealable order of a court of competent jurisdiction and (B) the Administrative Agent and the applicable Issuing Bank shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Borrower which were caused by the gross negligence or willful misconduct of any L/C Indemnified Person or by such Issuing Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, in each case, as determined by a final, non-appealable order of a court of competent jurisdiction.

(j)                                    Right of Reimbursement.  Each Revolving Credit Lender agrees to reimburse the applicable Issuing Bank on demand, pro rata in accordance with its respective Applicable Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of such Issuing Bank to be reimbursed by the Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrower or any of its Subsidiaries and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Issuing Bank in any way relating to or arising out of this Agreement (including Section 2.07(f)(iii) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by such Issuing Bank as a result of such Issuing Bank’s gross negligence or willful misconduct or by such Issuing Bank’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, in each case, as determined by a final, non-appealable order of a court of competent jurisdiction.

(k)                                 Existing Letters of Credit.  The Existing Letters of Credit shall be deemed to have been issued hereunder as of the Effective Date.

Section 2.08                             Swing Line.

(a)                                 Swing Line Loans.  Subject to the terms and conditions set forth herein, from time to time during the during the period from the Effective Date until (but excluding) the Revolving Credit Maturity Date, the Swing Line Lender agrees to make one or more Loans (each such Loan being a “Swing Line Loan”) to the Borrower; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan.  Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line. Each Swing Line Loan shall be an ABR Loan and Swing Line Borrowings may not be converted or continued.

(b)                                 Accrual of Interest and Maturity; Evidence of Indebtedness.

(i)                                     The Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the Swing Line Lender resulting from each Swing Line Loan from time to time, including the amount and date of each Swing Line Loan, its applicable interest rate, and the amount and date of any repayment made on any Swing Line Loan from time to time.  The entries made in such account or accounts of the Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Swing Line Loans (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii)                                  the Borrower agrees that, upon the written request of the Swing Line Lender, the Borrower will execute and deliver to the Swing Line Lender a Swing Line Note.

(iii)                               the Borrower unconditionally promises to pay to the Administrative Agent for the account of the Swing Line Lender the then unpaid principal amount of such Swing Line Loan (plus all accrued and unpaid interest) on (A) the earlier of (1) the Termination Date and (2) the tenth Business

Day after such Swing Line Loan is made and (B) on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.  Subject to the terms and conditions hereof, each Swing Line Loan shall, from time to time after the date of such Loan (until paid), bear interest at the rate specified in Section 3.02.

(c)                                  Requests for Swing Line Loans.  The Borrower may request a Swing Line Loan by the delivery to the Swing Line Lender of a Request for Swing Line Loan executed by a Responsible Officer for the Borrower, subject to the following:

(i)                                     each such Request for Swing Line Loan shall set forth the information required on the Request for Swing Line Loan, including without limitation, the proposed date of such Swing Line Loan, which must be a Business Day;

(ii)                                  on the proposed date of such Swing Line Loan, after giving effect to all outstanding requests for Swing Line Loans made by the Borrower as of the date of determination, (A) the aggregate principal amount of all Swing Line Loans outstanding on such date shall not exceed the Swing Line Maximum Amount and (B) the Swing Line Lender’s Revolving Credit Exposure shall not exceed its Commitment;

(iii)                               on the proposed date of such Swing Line Loan, after giving effect to all outstanding requests for Revolving Credit Loans and Swing Line Loans and Letters of Credit requested by the Borrower on such date of determination (including, without duplication, Loans that are deemed disbursed pursuant to Section 2.07(f)(iii) hereof in respect of the Borrower’s Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Revolving Credit Loans and the Swing Line Loans outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the least of (A) the Aggregate Maximum Credit Amounts, (B) the then applicable Borrowing Base and (C) the Aggregate Elected Commitment Amount;

(iv)                              (A) the principal amount of the initial funding of such Loan, as opposed to any refunding thereof, shall be in an amount that is an integral multiple of $500,000 and at least $500,000 or such lesser amount as may be agreed to by the Swing Line Lender;

(v)                                 each such Request for Swing Line Loan shall be delivered to the Swing Line Lender by 2:00 p.m. (New York time) on the proposed date of the Swing Line Loan;

(vi)                              each Request for Swing Line Loan, once delivered to the Swing Line Lender, shall not be revocable by the Borrower, and shall constitute and include a certification by the Borrower as of the date thereof that the conditions set forth in Sections 6.02(a) and (b) have been satisfied;

(vii)                           At the option of the Administrative Agent, subject to revocation by the Administrative Agent at any time and from time to time and so long as the Administrative Agent is the Swing Line Lender, the Borrower may utilize the Administrative Agent’s “Sweep to Loan” automated system for obtaining Swing Line Loans and making periodic repayments.  At any time during which the “Sweep to Loan” system is in effect, Swing Line Loans shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement.  Principal and interest on Swing Line Loans requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever.  Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Line Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date.  The Administrative Agent may suspend or revoke the Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrower for the funding of Swing Line Loans hereunder (or otherwise), and the regular procedures set forth in this Section 2.08 for the making of Swing Line Loans shall be deemed immediately to apply.  The Administrative Agent may, at its option, also elect to make Swing Line Loans upon the Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.03, provided that Borrower complies with the provisions set forth in this Section 2.08.

(d)                                 Disbursement of Swing Line Loans.  Upon receiving any executed Request for Swing Line Loan from the Borrower and the satisfaction of the conditions set forth in Section 2.08(c), the Swing Line Lender shall make available to the Borrower the amount so requested in Dollars not later than 3:00 p.m. (New York time) on the date of such Loan, by credit to an account of the Borrower maintained with the Administrative Agent or to such other account or third party as the Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given.  The Swing Line Lender shall promptly notify the Administrative Agent of any Swing Line Loan by telephone, telex or telecopier.

(e)                                  Refunding of or Participation Interest in Swing Line Loans.

(i)                                     The Swing Line Lender may by written notice given to the Administrative Agent require the Revolving Credit Lenders to acquire participations in all or a portion of its Swing Line Loans outstanding.  Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Credit Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such Swing Line Loans.  Each Revolving Credit Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York time, on a Business Day no later than 5:00 p.m. New York time on such Business Day and if received after 12:00 noon, New York time, on a Business Day shall mean no later than 10:00 a.m. New York time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swing Line Lenders, such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such Swing Line Loans (the “Refunded Swing Line Loans”). The applicable Revolving Credit Loans used to refund any Swing Line Loans shall be ABR Loans.  In connection with the making of any such Refunded Swing Line Loans or the purchase of a participation interest in Swing Line Loans under Section 2.08(e)(ii), the Swing Line Lender shall retain its claim against the Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding.  Unless any of the events described in Section 10.01(h) or (i) hereof shall have occurred (in which event the procedures of Section 2.08(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Loan are then satisfied (but subject to Section 2.08(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the benefit of the Swing Line Lender at the office of the Administrative Agent specified in Section 2.04(a) hereof prior to 11:00 a.m. (New York time) on the Business Day next succeeding the date such notice is given, in immediately available funds.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans, subject to Section 5.02.

(ii)                                  If, prior to the making of a Revolving Credit Loan pursuant to Section 2.08(e)(i), one of the events described in Section 10.01(h) or (i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Revolving Credit Loan was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Loan that was to have been refunded in an amount equal to its Applicable Revolving Credit Percentage of such Swing Line Loan.  Each Revolving Credit Lender within the time periods specified in Section 2.08(e)(i), as applicable, shall immediately transfer to Administrative Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Applicable Revolving Credit Percentage of the aggregate principal amount of all Swing Line Loans outstanding as of such date.  Upon receipt thereof, the Administrative

Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

(iii)                               Each Revolving Credit Lender’s obligation to make Revolving Credit Loans to refund Swing Line Loans, and to purchase participation interests, in accordance with Section 2.08(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by the Borrower or any other Person; (E) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Loan is to be made or such participating interest is to be purchased; (F) the reduction or termination of the Commitments hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any Revolving Credit Lender does not make available to the Administrative Agent the amount required pursuant to Section 2.08(e)(i) or (ii), as the case may be, the Administrative Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the NYFRB Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Loans.  The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.08(e)(i) or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any of the Borrower or any of its Subsidiaries, the Administrative Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.08(e)(i) or (ii).

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST ON REVOLVING CREDIT LOANS AND SWING LINE LOANS; PREPAYMENTS OF REVOLVING CREDIT LOANS; FEES

Section 3.01                             Repayment of Revolving Credit Loans and Swing Line Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan on the Termination Date and for the account of the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the dates provided for in Section 2.08(b)(iii).

Section 3.02                             Interest on Revolving Credit Loans and Swing Line Loans.

(a)                                 ABR Revolving Credit Loans.  The Revolving Credit Loans comprising each ABR Revolving Credit Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)                                 Eurodollar Revolving Credit Loans.  The Revolving Credit Loans comprising each Eurodollar Revolving Credit Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Revolving Credit Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)                                  Swing Line Loans.  Each Swing Line Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(d)                                 Post-Default Rate.  Notwithstanding the foregoing, if an Event of Default specified in (i) Sections 10.01(h), 10.01(i) or 10.01(j) has occurred and is continuing, or (ii) Sections 10.01(a) and 10.01(b) has occurred and is continuing, then (A) in the case of clause (i) of this Section 3.02(d), all Revolving Credit Loans and Swing Line Loans outstanding, and (B) in the case of clause (ii) of this Section 3.02(d), any past due amounts, in each case shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to such Revolving Credit Loans and Swing Line Loans (including the Applicable Margin applicable with respect to such Revolving Credit Loans and Swing Line Loans) or such past due amounts, as applicable, but in no event to exceed the Highest Lawful Rate.

(e)                                  Interest Payment Dates; Interest Payments for Swing Line Loans.  Accrued interest on each Revolving Credit Loan shall be payable in arrears on each Interest Payment Date for such Revolving Credit Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Credit Loan (other than an optional prepayment of an ABR Revolving Credit Loan prior to the Termination Date at a time when no Borrowing Base Deficiency exists), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Revolving Credit Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Credit Loan shall be payable on the effective date of such conversion.  Accrued interest on each Swing Line Loan shall be payable in arrears on the first day of each month and on the Termination Date. Notwithstanding the foregoing, all accrued and unpaid interest on any Swing Line Loan refunded pursuant to Section 2.08(e) hereof shall be due and payable in full on the date such Swing Line Loan is refunded or converted.

(f)                                   Interest Rate Computations.  All interest on Revolving Credit Loans and Swing Line Loans shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03                             Prepayments of Revolving Credit Loans and Swing Line Loans.

(a)                                 Optional Prepayments.  Subject to any break funding costs payable pursuant to Section 5.02, the Borrower shall have the right at any time and from time to time to prepay any Revolving Credit Borrowing or Swing Line Loan in whole or in part, without premium or penalty, subject to prior notice in accordance with Section 3.03(b).

(b)                                 Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder in the case of prepayment of a Eurodollar Revolving Credit Borrowing, not later than 12:00 p.m., New York time, three Business Days before the date of prepayment, in the case of prepayment of an ABR Revolving Credit Borrowing, not later than 12:00 p.m., New York time, on the date of prepayment and, in the case of prepayment of a Swing Line Loan, not later than 1:00 p.m., New York time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Revolving Credit Borrowing or Swing Line Loan or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Maximum Credit Amount as contemplated by Section 2.05(b)(ii) or in connection with a conditional notice of termination of the Aggregate Elected Commitment Amount as contemplated by Section 2.01(b)(vii), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05(b)(ii) or Section 2.01(b)(vii), as applicable.  Promptly following receipt of any such notice relating to a Revolving Credit Borrowing or Swing Line Loan, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof.  Each partial prepayment of any Revolving Credit Borrowing or Swing Line Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Credit Borrowing or Swing Line Loan of the same Type as provided in Section 2.02 or Section 2.08, as applicable.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c)                                  Mandatory Prepayments.

(i)                                     If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.05(b) or reduction of the Aggregate Elected Commitment Amount pursuant to Section 2.01(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall prepay the Revolving Credit Borrowings and Swing Line Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Revolving Credit Borrowings and Swing Line Loans as a result of Letter of Credit Obligations, Cash Collateralize such excess in an amount equal to the greater of (A) the amount of such Letter of Credit Obligations and (B) the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit.

(ii)                                  (A)  Upon any Scheduled Redetermination or Interim Redetermination if the total Revolving Credit Exposures exceeds the redetermined Borrowing Base and the Administrative Agent sends a New Borrowing Base Notice to the Borrower indicating such Borrowing Base Deficiency (each, a “Borrowing Base Deficiency Notice”), then the Borrower shall within ten (10) Business Days following receipt of such Borrowing Base Deficiency Notice elect whether to (1) prepay the Revolving Credit Borrowings and Swing Line Loans an amount which would, if prepaid immediately, reduce the total Revolving Credit Exposures to the amount of the Borrowing Base, (2) execute one or more Security Instruments (or cause a Subsidiary to execute one or more Security Instruments) covering such other Oil and Gas Properties as are reasonably acceptable to the Majority Lenders having present values which, in the reasonable opinion of the Majority Lenders, based upon the Majority Lenders’ good-faith evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the total Revolving Credit Exposures, or (3) do any combination of the foregoing. If the Borrower fails to make an election within such ten (10) Business Day period after the Borrower’s receipt of the Borrowing Base Deficiency Notice, then Borrower shall be deemed to have selected the prepayment option specified in clause (1) above. To the extent any prepayment of Revolving Credit Borrowings and Swing Line Loans is required hereunder, if any excess of total Revolving Credit Exposures over the Borrowing Base then in effect remains after prepaying all Revolving Credit Borrowings and Swing Line Loans as a result of Letter of Credit Obligations, the Borrower shall Cash Collateralize such excess in an amount equal to the greater of (x) the amount of such Letter of Credit Obligations and (y) the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit.

(B) The Borrower shall deliver such prepayments or Security Instruments covering additional Oil and Gas Properties in accordance with its election (or deemed election) pursuant to Section 3.03(c)(ii)(A) as follows:

(1)                                 Prepayment Elections.  If the Borrower elects to prepay an amount in accordance with Section 3.03(c)(ii)(A)(1) above, then the Borrower may make such prepayment in three (3) equal consecutive monthly installments beginning within thirty (30) days after Borrower’s receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter; provided that all payments required to be made pursuant to this Section 3.03(c)(ii)(B)(1) must be made on or prior to the Termination Date.

(2)                                 Elections to Mortgage Additional Oil and Gas Properties.  If the Borrower elects to mortgage additional Oil and Gas Properties in accordance with Section 3.03(c)(ii)(A)(2) above, then (I) such properties shall be reasonably acceptable to the Majority Lenders having present values which, in the reasonable opinion of the Majority Lenders, based upon the Majority Lenders’ good-faith evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the total Revolving Credit Exposures, and (II) the Borrower or such Subsidiary shall execute, acknowledge and deliver to the Administrative Agent one or more Security Instruments within thirty (30) days after the Borrower’s receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by the Administrative Agent); provided, however (x) if none of the additional Oil and Gas Properties offered by the Borrower are reasonably acceptable to the Majority Lenders, the Borrower shall be deemed to have elected the prepayment option specified in Section 3.03(c)(ii)(A)(1) (and Borrower shall make such prepayment in accordance with Section 3.03(c)(ii)(B)(1)); and (y) if the aggregate present values of additional Oil and Gas Properties which are reasonably acceptable to the Majority Lenders are insufficient to eliminate the Borrowing Base Deficiency, then the Borrower shall be deemed to have selected the option specified in Section 3.03(c)(ii)(A)(3) (and the Borrower shall make prepayment and deliver or cause to be delivered one or more Security Instruments as provided in Section 3.03(c)(ii)(B)(3)).  Together with such Security Instruments, the Borrower shall deliver to the Administrative Agent title opinions and/or other title information and data reasonably acceptable to the Administrative Agent such that the Administrative Agent shall have received, together with the title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 85% of the total value of the proved Oil and Gas Properties evaluated by the most recent Reserve Report and which are required to be Mortgaged Properties hereunder.

(3)                     Combination Elections.  If the Borrower elects (or is deemed to have elected) to eliminate the Borrowing Base Deficiency by a combination of prepayment and mortgaging of additional Oil and Gas Properties in accordance with Section 3.03(c)(ii)(A)(3), then within thirty (30) days after the Borrower’s receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by the Administrative Agent), the Borrower shall (or shall cause a Subsidiary to) execute, acknowledge and deliver to the Administrative Agent one or more Security Instruments covering such additional Oil and Gas Properties and pay the Administrative Agent the amount by which the Borrowing Base Deficiency exceeds the present values of such additional Oil and Gas Properties in three (3) equal consecutive monthly installments beginning within thirty (30) days after Borrower’s receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter; provided that all payments required to be made pursuant to this Section 3.03(c)(ii)(B)(3) must be made on or prior to the Termination Date.

(iii)                               Upon any adjustment to the Borrowing Base pursuant to Section 9.10 or pursuant to Section 2.06(e), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall prepay the Revolving Credit Borrowings and Swing Line Loans in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Revolving Credit Borrowings and Swing Line Loans as a result of Letter of Credit Obligations, Cash Collateralize such excess in an amount equal to the greater of (A) the amount of such Letter of Credit Obligations and (B) the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit.  The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess on the second (2nd) Business Day after it receives the applicable New

Borrowing Base Notice in accordance with Section 2.06(d); provided that all payments required to be made pursuant to this Section 3.03(c)(iii) must be made on or prior to the Termination Date.

(iv)                              [Reserved.]

(v)                                 Each prepayment of Revolving Credit Borrowings and Swing Line Loans pursuant to this Section 3.03(c) shall be applied, first, ratably to any ABR Revolving Credit Borrowings then outstanding, second, to any Swing Line Loans then outstanding and third, to any Eurodollar Revolving Credit Borrowings then outstanding, and if more than one Eurodollar Revolving Credit Borrowing is then outstanding, to each such Eurodollar Revolving Credit Borrowing in order of priority beginning with the Eurodollar Revolving Credit Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Revolving Credit Borrowing with the most number of days remaining in the Interest Period applicable thereto; provided, however, if any excess remains after the prepayment of all Revolving Credit Borrowings and Swing Line Loans and after the Borrower Cash Collateralizes all Letter of Credit Obligations or outstanding Letters of Credit, such excess shall be prepaid by the Borrower.

(vi)                              Each prepayment of Revolving Credit Borrowings and Swing Line Loans pursuant to this Section 3.03(c) shall be accompanied by accrued interest on the amount prepaid to the extent required by Section 3.02.

(d)                                 No Premium or Penalty.  Prepayments permitted or required under this Section 3.03 shall be without premium or penalty, except as required under Section 5.02.

Section 3.04                             Fees.

(a)                                 Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the actual daily amount of the undrawn Commitment of such Revolving Credit Lender during the period from and including the date of this Agreement to but excluding the Termination Date (such fee, the “Commitment Fee”); provided, that for purposes of calculating the Commitment Fee owing to any Revolving Credit Lender, the undrawn Commitment of such Revolving Credit Lender shall not be reduced by the amount of such Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan that is not a Refunded Swing Line Loan.  Accrued Commitment Fees shall be payable in arrears on the last day of each March, June, September and December of each year (with respect to the preceding three months or portion thereof) and on the Termination Date (and, if applicable, thereafter on demand), commencing on the first such date to occur after the date hereof.  If there is any change in the Commitment of any Revolving Credit Lender during any such three-month period, the actual daily amount of the Commitment shall be computed and multiplied by the Commitment Fee Rate separately for each period during such three-month period such Commitment was in effect.  All Commitment Fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(c)                                  Arranger Fees.  The Borrower agrees to pay to the Arrangers, for their own account, fees payable in the amounts and at the times set forth in the Fee Letter or as otherwise agreed between the Borrower and the Arrangers.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Payment Procedure.

(i)                                     All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by the Administrative Agent not later than 1:00 p.m. (New York time) on the date such payment is required or intended to be made in Dollars in immediately available funds to the Administrative Agent at the Administrative Agent’s office located at 270 Park Avenue, New York, New York 10017, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit Loans and any Letter of Credit Obligations. Any payment received by the Administrative Agent after 1:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Upon receipt of each such payment, the Administrative Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar Borrowing, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(ii)                                  Unless the Administrative Agent shall have been notified in writing by the Borrower at least two (2) Business Days prior to the date on which any payment to be made by the Borrower is due that the Borrower does not intend to remit such payment, the Administrative Agent may, in its sole discretion and without obligation to do so, assume that the Borrower has remitted such payment when so due and the Administrative Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment.  If the Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at a rate per annum equal to the NYFRB Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Borrowings.

(iii)                               Subject to the definition of “Interest Period” in Section 1.02 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(b)                                 Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c)                                  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its

Loans or participations in Reimbursement Obligations or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Reimbursement Obligations and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Reimbursement Obligations and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Reimbursement Obligations and Swing Line Loans; provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02                             Deductions by the Administrative Agent; Defaulting Lender.

(a)                                 Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a), Section 2.07(f) or Section 4.02, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(b)                                 Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                     The obligation of any Lender to make any Loan hereunder shall not be affected by the failure of any other Lender to make any Loan under this Agreement, and no Lender shall have any liability to the Borrower or any of its Subsidiaries, the Administrative Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Loan hereunder.

(ii)                                  If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to participate in the administration of the loans, this Agreement and the other Loan Documents, including without limitation any right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Administrative Agent shall be suspended for the entire period that such Lender remains a Defaulting Lender and the stated commitment amounts and outstanding Loans of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders (or any class thereof) or the Majority Lenders (or any class thereof), as the case may be, have taken or may take any action hereunder (including, without limitation, any action to approve any consent, waiver or amendment to this Agreement or the other Loan Documents); provided, however, that the foregoing shall not permit (A) an increase in such Defaulting Lender’s stated commitment amounts, (B) the waiver, forgiveness or reduction of the principal amount of any Obligations outstanding to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (C) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the loans or other extensions of credit or other obligations of the Borrower owing to such Defaulting Lender, in each case without such Defaulting Lender’s consent, (D) any other modification which under Section 12.02 requires the consent of all Lenders or Lender(s) affected thereby which affects the Defaulting Lender differently than the Non-Defaulting Lenders affected by such modification, other than a change to or waiver of the requirements of Section 4.01(b) which results in a reduction of the Defaulting Lender’s commitment or its share of the Obligations on a non pro-rata basis.

(iii)                               All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)                              To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 4.01(b), the Administrative Agent shall be entitled, without limitation, (A) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to the Administrative Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (B) if the amount of Loans made by such Defaulting Lender is less than its Applicable Revolving Credit Percentage, as the case may be, requires, apply payments of principal made by the Borrower amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Loans are held by all Lenders according to their respective Applicable Revolving Credit Percentages, and (C) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest.  Performance by the Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein and in any event the Borrower shall not be required to pay any Commitment Fee under Section 3.04(a) of this Agreement in respect of such Defaulting Lender’s Unfunded Portion for the period during which such Lender is a Defaulting Lender.  Furthermore, the rights and remedies of the Borrower, the Administrative Agent, the Issuing Banks, the Swing Line Lender and the other Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Borrower waives no rights or remedies against any Defaulting Lender.

Section 4.03                             Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and the

Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V
INCREASED COSTS; REIMBURSEMENT OF PREPAYMENT COSTS;
TAXES; LIBO RATE AVAILABILITY

Section 5.01                             Increased Costs.

(a)                                 Increased Costs.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)  impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Adequacy and Other Increased Costs.

(i)                                     If, after the Effective Date, the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or the Administrative Agent, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or the Administrative Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines (each, a “Change in Law”), affects or would affect the amount of capital or liquidity required to be maintained by such Lender or the Administrative Agent (or any corporation controlling such Lender or the Administrative Agent) and such Lender or the Administrative Agent, as the case may be, determines that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s or the Administrative Agent’s obligations or Borrowings hereunder and such increase has the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Borrowings hereunder to a level below that which such Lender or the Administrative Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) (collectively, “Increased Costs”), then the Administrative Agent or such Lender shall notify the Borrower, and thereafter the Borrower shall pay to such Lender or the Administrative Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or the Administrative Agent, additional amounts sufficient to compensate such Lender or the Administrative Agent (or such controlling corporation) for any increase in the amount of capital or liquidity and reduced rate of return which such Lender or the Administrative Agent reasonably determines to be allocable to the existence of such Lender’s or the Administrative Agent’s obligations or Borrowings hereunder.  A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or the Administrative Agent, as the case may be, shall be submitted by such Lender or by the Administrative Agent to the Borrower, reasonably promptly after becoming aware of any event described in this Section 5.01(b) and shall be conclusively presumed to be correct, absent manifest error.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

(ii)                                  Notwithstanding the foregoing, however, the Borrower shall not be required to pay any increased costs under Sections 5.01(a) or 5.01(b) for any period ending prior to the date that is 270 days prior to the making of a Lender’s initial request for such additional amounts unless the applicable Change in Law or other event resulting in such increased costs is effective retroactively to a date more than 270 days prior to the date of such request, in which case a Lender’s request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 270 days after such Lender becomes aware of the applicable Change in Law or other event resulting in such increased costs.

Section 5.02                             Reimbursement of Prepayment Costs.  If (a) the Borrower makes any payment of principal with respect to any Eurodollar Borrowing on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (b) the Borrower converts or refunds (or attempts to convert or refund) any such Borrowing or Loan on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.08(e)); (c) the Borrower fails to borrow, refund or convert any Eurodollar Borrowing after notice has been given by the Borrower to the Administrative Agent in accordance with the terms hereof requesting such Borrowing or Loan; or (d) or if the Borrower fails to make any payment of principal in respect of a Eurodollar Borrowing when due, the Borrower shall reimburse the Administrative Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by the Administrative Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Administrative Agent and Lenders, as the case may be, shall have funded or committed to fund such Borrowing or Loan.  The amount payable hereunder by the Borrower to the Administrative Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Borrowing(s) or Loans(s) provided under this Agreement, over (ii) the amount of interest (as reasonably determined by the Administrative Agent and the Lenders, as the case may be) which would have accrued to the Administrative Agent and the Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market.  Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Borrowing or Loan through the purchase of an underlying deposit in an amount equal to the amount of such Borrowing or Loan and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar Borrowing in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph.

The Administrative Agent and the Lenders shall deliver to the Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

Section 5.03                             Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Withholding Agent under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if any Credit Party shall be required to deduct any Indemnified Taxes from such payments, then the sum payable by the Credit Parties shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings of Indemnified Taxes applicable to additional sums payable under this Section 5.03), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, the Withholding Agent shall make such deductions or withholdings and the Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower or Guarantors.  The Borrower or Guarantors, as applicable, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for such Other Taxes.

(c)                                  Indemnification by the Borrower, Guarantors and Lenders.

(i)                                     The Borrower or Guarantors, as applicable, shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or Guarantors, as applicable, hereunder (including Indemnified Taxes or imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower or Guarantors, as applicable, and shall be conclusive absent manifest error.

(ii)                                  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(b)(viii) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(c)(ii).

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by the Credit Parties to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Withholding Agent, at the time or times reasonably requested by the Withholding Agent, such properly completed and executed documentation reasonably requested by the Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Withholding Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A) and (ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a “United States person” as defined in Section 7701(a)(30) of the Code,

(A)                               any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner; and

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Withholding Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.

(f)                                   Administrative Agent.  On or before the date on which JPMorgan Chase Bank, N.A. (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed originals of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

(g)                                  FATCA.

(i)                                     If a payment made to a Lender under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

For purposes of Section 5.03(f) and this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii)                                  For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h)                                 Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or any Guarantor or with respect to which the Borrower or any Guarantor has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower or any Guarantor, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor under this Section 5.03 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)                                    Defined Terms.  For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 5.04                             Mitigation Obligations; Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05                             Replacement of Lenders.  If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender is a Defaulting Lender, (d) any Lender fails to provide its consent to increase or maintain the Borrowing Base pursuant to Section 2.06(c)(iii) and the Required Lenders have provided their consent to increase or maintain the Borrowing Base pursuant to Section 2.06(c)(iii) or (e) any Lender fails to approve a proposed waiver, consent or amendment which has been approved by the Majority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent (and, in the case of clause (d) above, within thirty (30) days of the effectiveness of the redetermination of the Borrowing Base pursuant to Section 2.06(d)), require, in the case of clauses (a) through (c) above, such Lender (and, in the case of clause (d) above, within thirty (30) days of the effectiveness of the redetermination of the Borrowing Base pursuant to Section 2.06(d)) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Reimbursement Obligations and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Notwithstanding the foregoing, a Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if such Lender (or its Affiliate) is a Secured Swap Party with any outstanding Secured Swap Agreement, unless on or prior thereto, all such Swap Agreements have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation.

Section 5.06                             Circumstances Affecting LIBO Rate Availability.  If the Administrative Agent or the Majority Lenders (after consultation with the Administrative Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Administrative Agent or such Lenders at the applicable LIBO Rate, then the Administrative Agent shall forthwith give notice thereof to the Borrower.  Thereafter, until Administrative Agent notifies Borrower that such circumstances no longer exist, (i) the obligation of the Lenders to make Loans which bear interest at or by reference to the LIBO Rate, and the right of the Borrower to convert a Borrowing to or refund a Borrowing as a Borrowing which bears interest at or by reference to the LIBO Rate shall be suspended, (ii) effective upon the last day of each Interest Period related to any existing Eurodollar Borrowing, each such Eurodollar Borrowing shall automatically be converted into a Borrowing which bears interest at or by reference to the Alternate Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Borrowing which bears interest at or by reference to the LIBO Rate shall automatically be converted into Borrowing which bears interest at or by reference to the Alternate Base Rate without regard to the reference in the definition thereof to the LIBO Rate (and without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

Section 5.07                             Laws Affecting LIBO Rate Availability.  If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Loan which bears interest at or by reference to the LIBO Rate, such Lender shall forthwith give notice thereof to the Borrower and to the Administrative Agent.  Thereafter, (a) the obligations of the applicable Lenders to make Loans which bear interest at or by reference to the LIBO Rate and the right of the Borrower to convert a Borrowing into or refund a Borrowing as a Borrowing which bears interest at or by reference to the LIBO Rate shall be suspended and thereafter only the Alternate Base Rate shall be available, and (b) if any of the Lenders may not lawfully continue to maintain a Borrowing which bears interest at or by reference to the LIBO Rate, the applicable Borrowing shall immediately be converted to a Borrowing which bears interest at or by reference to the Alternate Base Rate.  For purposes of this Section 5.07, a Change in Law or any change in rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

Section 5.08                             Eurodollar Lending Office.  For any Eurodollar Loan, if the Administrative Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of the Administrative Agent or such Lender, the Administrative Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Loan on the books of such Eurodollar Lending Office.

Section 5.09                             Right of Lenders to Fund through Branches and Affiliates.  Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Borrowing hereunder by designating a branch or Affiliate of such Lender to make such Borrowing; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any increased costs to Borrower.

Section 5.10                             Alternate Rate of Interest.  At any time that (a) the circumstances set forth in Section 5.06 or 5.07 have arisen and such circumstances are unlikely to be temporary or (b) the circumstances set forth in Section 5.06 or 5.07 have not arisen but either (i) the supervisor or the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (ii) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate) or (iii) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Notwithstanding anything to the contrary in Section 12.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  At any time that the circumstances set forth in Section 5.06 or 5.07 have arisen, then until an alternate rate of interest shall be determined in accordance with this Section 5.10, (i) any Revolving Credit Borrowing Request that requests the conversion of any Revolving Credit Borrowing to, or continuation of any Revolving Credit Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01                             Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)                                 The Administrative Agent, the Arrangers and the Lenders shall have received all commitment and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, the fees and expenses of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent).

(b)                                 The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of the Credit Parties each setting forth resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of the Credit Parties to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, the officers of the Credit Parties who are authorized to sign the Loan Documents to which the Credit Parties is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, specimen signatures of such authorized officers, and the limited liability company agreement, the articles or certificate of incorporation and bylaws or other applicable organizational documents of the Credit Parties, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Credit Parties to the contrary.

(c)                                  The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Credit Parties.

(d)                                 The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit C, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(e)                                  The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)                                   The Administrative Agent shall have received duly executed Revolving Credit Notes payable to each Revolving Credit Lender requesting a Revolving Credit Note (to the extent requested at least two (2) Business Days prior to the Effective Date) in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(g)                                  The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of (i) the Guarantee Agreement and (ii) each Security Instrument described on Exhibit D.  In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Permitted Liens) on, among other things, at least 85% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report.

(h)                                 The Administrative Agent shall have received an opinion of Davis Graham & Stubbs LLP, counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(i)                                     The Administrative Agent shall have received a certificate of insurance coverage of the Credit Parties evidencing that the Credit Parties are carrying insurance in accordance with Section 7.12.

(j)                                    The Administrative Agent shall have received title information as the Administrative Agent may reasonably require setting forth the status of title to at least 85% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report and which are required to be Mortgaged Properties hereunder.

(k)                                 The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Credit Parties.

(l)                                     The Administrative Agent shall have received a certificate of a Responsible Officer of the Credit Parties certifying that the Credit Parties have received all consents and approvals required by Section 7.03.

(m)                             The Administrative Agent shall have received appropriate UCC and other lien search certificates reflecting no prior Liens encumbering the Properties of the Credit Parties for the State of Delaware and any other jurisdiction requested by the Administrative Agent, other than those being assigned or released on or prior to the Effective Date or Permitted Liens.

(n)                                 The Administrative Agent shall have received the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

(o)                                 The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act, to the extent that Administrative Agent and/or the Lender have requested such documentation or other information at least five (5) Business Days prior to the Effective Date.

(p)                                 No material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity or enforceability of this Agreement, the other Loan Documents or the Transactions.

(q)                                 The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02                             Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding, but excluding a Revolving Credit Borrowing to continue or convert any outstanding Revolving Credit Borrowing), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit (but excluding any automatic renewal or extension of any Letter of Credit, or amendment the sole purpose of which is to extend or renew any Letter of Credit), is subject to the satisfaction of the following conditions (or waiver in accordance with Section 12.02):

(a)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)                                 The representations and warranties of the Credit Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date.

(c)                                  The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or any Issuing Bank to violate or exceed, any applicable Governmental Requirement.

(d)                                 The receipt by the Administrative Agent of a Revolving Credit Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.07(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and (b).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01                             Organization; Powers.  Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such licenses, authorizations, consents, approvals and/or qualifications would not reasonably be expected to have a Material Adverse Effect.

Section 7.02                             Authority; Enforceability.  The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action and, if required, action by any holders of its Equity Interests (including, without limitation, any action required to be taken by any class of directors, managers or supervisors, whether interested or disinterested, as applicable, of the Credit Parties or any other Person, in order to ensure the due authorization of the Transactions).  Each Loan Document to which a Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03                             Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required by this Agreement and those approvals or consents which, if not made or obtained, would not cause a Default hereunder or would not reasonably be expected to have a Material Adverse Effect and (b) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness binding upon any Credit Party or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any Credit Party.

Section 7.04                             Financial Condition; No Material Adverse Change.

(a)                                 The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheet and related statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries (i) as of and for the fiscal year ended December 31, 2017, reported on by PricewaterhouseCoopers L.L.P., and (ii) as of and for the fiscal quarter ended March 31, 2018, together with a certification by a Financial Officer that the financial statements described in this clause (ii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                                 Since December 31, 2017, there has been no event, development or circumstance that has had a Material Adverse Effect.

(c)                                  Except as listed on Schedule 7.04(c) or as permitted under Section 9.02, no Credit Party has on the date hereof after giving effect to the Transactions, any Material Indebtedness or any off-balance sheet liabilities, liabilities for past due taxes, or any unusual forward or long-term commitments which are, in the aggregate, material to the Credit Parties taken as a whole or material with respect to the Borrower’s consolidated financial condition, required under GAAP to be shown but are not shown in the Borrower’s latest audited consolidated financial statements referred to in Section 7.04(a)(i).

Section 7.05                             Litigation.  Except as set forth on Schedule 7.05 or as disclosed in the Borrower’s SEC filings prior to the date hereof, there are no actions, suits, investigations or proceedings that involve any Loan Document or the Transactions by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Credit Party not fully covered by insurance (except for deductibles) as to which there is a reasonable probability of an adverse determination that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (after taking into account insurance proceeds or other recoveries from third parties actually received).

Section 7.06                             Environmental Matters.  Except for such matters as set forth on Schedule 7.06, or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)                                 the Borrower, its Subsidiaries and each of their respective Properties and operations thereon are in compliance with all applicable Environmental Laws;

(b)                                 the Borrower and its Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower and its Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c)                                  there are no claims, demands, suits, orders, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries or any of their respective Properties or as a result of any operations at such Properties that would reasonably be expected to be determined adversely;

(d)                                 none of the Properties of the Borrower and its Subsidiaries contain or, to Borrower’s knowledge, have contained any:  underground storage tanks; asbestos-containing materials; landfills or dumps; hazardous waste management units as defined pursuant to RCRA or any comparable state law; or sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)                                  there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any of the Borrower’s or its Subsidiaries’ Properties, that require, or that would reasonably be expected to result in, any investigation, remediation, abatement, removal, or monitoring of Hazardous Materials under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f)                                   no Credit Party or its respective Subsidiaries has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any of its Subsidiaries’ Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(g)                                  to the Borrower’s knowledge, there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with Borrower’s or any of its Subsidiaries’ operations of its Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h)                                 to the extent requested by the Administrative Agent, the Borrower has made available to the Administrative Agent complete and correct copies of all non-privileged environmental site assessment reports, and non-privileged studies on material environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Borrower’s possession or control and relating to any of the Borrower’s or any of its Subsidiaries’ Properties or operations thereon.

Section 7.07                             Compliance with the Laws and Agreements; No Defaults.

(a)                                 Each of the Credit Parties is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Credit Party is in default and no event or circumstance has occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any Credit Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Credit Party or any of their Properties is bound.

(c)                                  No Default has occurred and is continuing.

Section 7.08                             Investment Company Act.  No Credit Party is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09                             Taxes.  Each Credit Party has timely filed or caused to be filed all federal income Tax returns and reports, and all other material Tax returns and reports, required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves in accordance with GAAP or to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Credit Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  Except for Excepted Liens, (a) no Lien for Taxes has been filed and (b) to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10                             ERISA.  Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)                                 The Credit Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)                                 Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c)                                  No act, omission or transaction has occurred which could result in imposition on the Borrower, any other Credit Party or any ERISA Affiliate (whether directly or indirectly) of either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or breach of fiduciary duty liability damages under section 409 of ERISA.

(d)                                 Full payment when due has been made of all amounts which the Credit Parties or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e)                                  No ERISA Event individually or together with any other ERISA Event, has occurred or is reasonably expected to occur.

(f)                                   No Credit Party and no ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, with respect to which its sponsorship of, maintenance of or contribution to may not be terminated by the applicable Credit Party or any ERISA Affiliate in its sole discretion at any time without any liability other than for benefits due as of, or claims incurred prior to, the effective date of such termination.

Section 7.11                             Disclosure; No Material Misstatements.  The certificates, written statements and reports, and other written information, taken as a whole, furnished by or on behalf of the Credit Parties to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document (as modified or supplemented by other information so furnished), do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that (a) to the extent any such certificate, written statement, written report, or written information was based upon or constitutes a forecast or projection, each Credit Party represents only that such certificate, written statement, written report or written information was prepared in good faith based on assumptions believed to be reasonable at the time delivered (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Credit Parties make no representation that such projections will be realized) and (b) as to any such written statements, written information and written reports furnished on behalf of the Credit Parties to the Administrative Agent and the Lenders by third parties in connection with the negotiation of any Loan Document (as modified or supplemented by other information so furnished), the Borrower represents only that it is not aware of any material misstatement or omission therein.

Section 7.12                             Insurance.  The Borrower has, and has caused all of its other Credit Parties to have, all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties.  The Administrative Agent and the Lenders have been named as additional insured in respect of such liability insurance policies and the Administrative Agent, on behalf of the Lenders, has been named as loss payee with respect to Property loss insurance.

Section 7.13                             Restriction on Liens.  No Credit Party is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Debt and the Loan Documents, or restricts any Credit Party from paying dividends or making any other distributions in respect of its Equity Interests to any other Credit Party, or restricts any Credit Party from making loans or advances to any other Credit Party, or which requires the consent of other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.12.

Section 7.14                             Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Restricted Subsidiaries.  The Borrower has no Foreign Subsidiaries.

Section 7.15                             Location of Business and Offices.  The correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers of the Credit Parties are set forth on Schedule 1.3 hereto (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(i) in accordance with Section 12.01).

Section 7.16                             Properties; Titles, Etc.

(a)                                 Each of the Credit Parties has good and defensible title to their respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties, in each case, free and clear of all Liens except Permitted Liens.  The Credit Parties own in all material respects the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Credit Parties to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by at least a corresponding proportionate increase in the Credit Parties’ net revenue interest in such Property.

(b)                                 All leases and agreements necessary for the conduct of the business of the Credit Parties are valid and subsisting, in full force and effect, and no Credit Party is in default beyond all applicable grace or cure periods under any such lease or agreement which default would reasonably be expected to have a Material Adverse Effect.

(c)                                  The rights and Properties presently owned, leased or licensed by the Credit Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Credit Parties to conduct their business in all material respects in the same manner as their business has been conducted in the twelve months prior to the date hereof.

(d)                                 All of the Properties of the Credit Parties which are reasonably necessary for the operation of their businesses are in good working condition, normal wear and tear excepted, and are maintained in accordance with prudent business standards.

(e)                                  Each Credit Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Credit Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same.

Section 7.17                             Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of Credit Parties have in all material respects been maintained, operated and developed in a good and workmanlike manner and in conformity in all material respects with all Governmental Requirements and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Credit Parties.

Section 7.18                             Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.18, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Credit Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date of longer than six (6) months from the date hereof or the date of such Reserve Report, as applicable.

Section 7.19                             Swap Agreements.  Schedule 7.19, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), as of the date of (or as of the date(s) otherwise set forth in) such report, sets forth, a true and complete list of all Swap Agreements of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of the last Business Day of the most recent fiscal quarter preceding the Effective Date and for which a mark to market value is reasonably available), all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.20                             Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used for working capital, for lease acquisitions, for exploration and production operations, for development (including the drilling and completion of producing wells), for the payment of fees and expenses incurred in connection with this Agreement and for any other general business purposes.  The Credit Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.21                             Solvency.  After giving effect to the Transactions, the aggregate assets (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Credit Parties, taken as a whole, exceed the aggregate Debt of the Credit Parties on a consolidated basis, the Credit Parties, taken as a whole, have not incurred and do not intend to incur, and do not believe that they have incurred, Debt beyond their ability to pay such Debt (after taking into account the timing and amounts of cash they reasonably expect could be received and the amounts that they reasonably expect could be payable on or in respect of their liabilities, and giving effect to amounts that that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and the Credit Parties, taken as a whole, do not have (and do not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of their business.

Section 7.22                             Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 7.23                             EEA Financial Institutions.  No Credit Party is an EEA Financial Institution.

Section 7.24                             Security Instruments.  The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Mortgaged Property and Collateral and proceeds thereof, as applicable.  The Secured Obligations are secured by legal, valid and enforceable first priority perfected Liens in favor of the Administrative Agent, covering and encumbering (a) the Mortgaged Property and (b) the Collateral granted pursuant to the Security Agreement, including the pledged Equity Interests and the Deposit Accounts, Securities Accounts and Commodities Accounts, in each case to the extent perfection has occurred, as the case may be, by the recording of a mortgage, the filing of a UCC financing statement, or, in the case of Deposit Accounts, Securities Accounts and Commodities Accounts, by obtaining of “control” or, with respect to Equity Interests represented by certificates, by possession (in each case, to the extent applicable in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests, Permitted Liens may exist.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all Reimbursement Obligations shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01                             Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 Annual Financial Statements.  Within 90 days after the end of each fiscal year of the Borrower commencing with the fiscal year ended December 31, 2018, the audited consolidated balance sheet and related statements of operations, members’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers L.L.P. or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception that is solely as a result of the Loans maturing within the next 365 days) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)                                 Quarterly Financial Statements.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending June 30, 2018, the consolidated balance sheet and related statements of operations, members’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)                                  Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a compliance certificate of a Financial Officer in substantially the form of Exhibit C hereto certifying as to whether a Default then exists and, if a Default then exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, and stating whether any change in the application of GAAP to the Borrower’s financial statements has been made since the preparation of the Borrower’s audited annual financial statements most recently delivered under Section 8.01(a) (or, if no such audited financial statements have yet been delivered, since the preparation of the Financial Statements) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)                                 Certificate of Financial Officer — Consolidated Subsidiaries.  If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(e)                                  Certificate of Financial Officer — Swap Agreements.  Concurrently with each delivery of a Reserve Report pursuant to Section 8.12(a), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent in its reasonable discretion, setting forth as of the last Business Day of the most recently ended fiscal year or period, as applicable, (i) a true and complete list of all Swap Agreements of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor (as of the last Business Day of such fiscal year or period, as applicable and for which a mark-to-market value is reasonably available), any new credit support agreements relating thereto not listed on Schedule 7.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement and (ii) the aggregate projected production from Oil and Gas Properties for the forthcoming five-year period.

(f)                                   Certificate of Insurer — Insurance Coverage.  On or prior to the date that is thirty (30) days after the renewal of the applicable policies, one or more certificates of insurance coverage from the Credit Parties’ insurance broker or insurers with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent in its reasonable discretion, and, if requested by the Administrative Agent, copies of the applicable policies.

(g)                                  SEC and Other Filings; Reports to Shareholders.  To the extent not readily available on a public web site or on an intranet web site to which the Administrative Agent has access, then promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be. Documents required to be delivered pursuant to Section 8.01(a), Section 8.01(b), and this Section 8.01(g) may be delivered electronically and shall be deemed to have been delivered on the date on which the Borrower posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

(h)                                 Notices Under Material Instruments.  Promptly after any Credit Party’s receipt thereof, copies of any notice of default received by such Credit Party pursuant to any Material Indebtedness, and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i)                                     Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within five (5) Business Days subsequent thereto) of any change in any Credit Party’s corporate name, in the location of any Credit Party’s chief executive office, in the Credit Party’s identity or corporate, limited liability company or partnership structure or in the jurisdiction in which such Person is incorporated or formed, in the Credit Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and in the Credit Party’s federal taxpayer identification number.

(j)                                    Production Report and Lease Operating Statements.  Concurrently with the delivery of each Reserve Report under Section 8.12(a), a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties set forth in such Reserve Report, setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, and setting forth the drilling and operations for each such calendar month.

(k)                                 Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any material amendment, modification or supplement to the certificate of formation, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Credit Party, in each case to the extent not delivered (or deemed delivered) pursuant to Section 8.01(g).

(l)                                     Cash Flow Forecast.  Concurrently with the delivery of each Reserve Report as of December 31 of each year under Section 8.12(a), a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for each fiscal quarter for the forthcoming four quarter period in form reasonably satisfactory to the Administrative Agent.

(m)                             Other Requested Information.  Promptly following any reasonable request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Credit Parties (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act.

Section 8.02                             Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, is reasonably likely to be adversely determined, and if so determined, would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(d)                                 any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03                             Existence; Conduct of Business.  The Borrower will, and will cause each other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence as a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.08.

Section 8.04                             Payment of Obligations.  The Borrower will, and will cause each other Credit Party to, pay its obligations, including Tax liabilities of the Credit Parties, before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Credit Parties have set aside on their books adequate reserves with respect thereto in accordance with GAAP and the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of any Credit Party.

Section 8.05                             Performance of Obligations under Loan Documents.  The Borrower will pay the Loans in accordance with the terms hereof, and the Borrower will, and will cause each other Credit Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06                             Operation and Maintenance of Properties.  The Borrower, at its own expense, will, and will cause each other Credit Party to:

(a)                                 operate its Oil and Gas Properties and other material Properties or, if it is not the operator thereof, use commercially reasonable efforts to cause such Oil and Gas Properties and other material Properties to be operated, in a careful and efficient manner in accordance with the generally accepted practices of the industry and in compliance in all material respects with all applicable contracts and agreements, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its Oil and Gas Properties, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)                                  promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default by the Credit Parties thereunder, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e)                                  to the extent the Borrower is not the operator of any Property, the Credit Parties shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07                             Insurance.  The Borrower will, and will cause each other Credit Party to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The Administrative Agent and the Lenders shall be named as additional insured in respect of such liability insurance policies, and the Administrative Agent, on behalf of the Lenders, shall be named as loss payee with respect to Property loss insurance covering Collateral and such policies shall provide that the Administrative Agent shall receive 30 days’ notice of cancellation or non-renewal.

Section 8.08                             Books and Records; Inspection Rights.  The Borrower will, and will cause each other Credit Party to, keep books of record and account in conformity with GAAP.  The Borrower will, and will cause each other Credit Party to, permit any representatives designated by the Administrative Agent or Majority Lenders, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as reasonably requested and at the sole expense of the Borrower; provided, however, unless an Event of Default then exists and is continuing, not more than one such inspection per calendar year shall be at the expense of the Borrower.

Section 8.09                             Compliance with Laws.  The Borrower will, and will cause each other Credit Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by itself, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.10                             Environmental Matters.

(a)                                 The Borrower shall at its sole expense: comply, cause each of its Subsidiaries and each such Subsidiary’s Properties and operations to comply or, if it is not the operator thereof, use commercially reasonable efforts to cause its Properties and operations to comply, with all applicable Environmental Laws, the breach of which would reasonably be expected to have a Material Adverse Effect; not Release or threaten to Release, and shall cause each of its Subsidiaries not to Release or threaten to Release, any Hazardous Material on, under, about or from any of its or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by its or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which would reasonably be expected to have a Material Adverse Effect; timely obtain or file, and shall cause each of its Subsidiaries to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of its Subsidiaries’ Properties, which failure to obtain or file would reasonably be expected to have a Material Adverse Effect; promptly commence and diligently prosecute to completion, and shall cause each of its Subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of its or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion would reasonably be expected to have a Material Adverse Effect; conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that would reasonably be expected to cause the Borrower or its Subsidiaries to owe material damages or compensation; and establish and implement, and shall cause each of its Subsidiaries to establish and implement, such procedures as may be necessary to determine and assure that the Borrower’s and its

Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement would reasonably be expected to have a Material Adverse Effect.

(b)                                 If Borrower or any of its Subsidiaries receives written notice of any action or, investigation by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or any of its Subsidiaries or their Properties, in each case in connection with any Environmental Laws, the Borrower will within fifteen days after any Responsible Officer learns thereof give written notice of the same to Administrative Agent if the Borrower would reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $5,000,000, not fully covered by insurance, subject to normal deductibles.

Section 8.11                             Further Assurances.

(a)                                 The Borrower at its sole expense will, and will cause each other Credit Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the covenants and agreements of any Credit Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)                                 The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Credit Party where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12                             Reserve Reports.

(a)                                 On or before April 1 and October 1 of each year, commencing October 1, 2018, the Borrower shall furnish to the Administrative Agent and the Revolving Credit Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries as of the immediately preceding December 31 or June 30, respectively.  The Reserve Report as of December 31 of each year shall be prepared or audited by one or more Approved Petroleum Engineers, and the Reserve Report as of June 30 of each year shall be prepared either by Approved Petroleum Engineers or by Borrower’s internal reserve engineering staff, which shall certify such Reserve Report to be true and accurate in all material respects (with appropriate exceptions for projections and cost estimates) and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b)                                 In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Revolving Credit Lenders a Reserve Report prepared by Borrower’s internal reserve engineering staff, which shall certify such Reserve Report to be true and accurate in all material respects (with appropriate exceptions for projections and cost estimates) and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.  For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.06(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)                                  With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Revolving Credit Lenders a certificate from a Responsible Officer (i) certifying that (A) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (B) each Credit Party owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free and clear of all Liens except for Permitted Liens, (C) except as set forth on an exhibit to the certificate, there are no Material Gas Imbalances with respect to the Oil and Gas Properties evaluated in such Reserve Report, (D) none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all such Oil and Gas Properties sold and attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and (E) attached thereto is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered certificate delivered under this Section 8.12(c) which the Borrower would reasonably be expected to have been obligated to list on Schedule 7.18 had such agreement been in effect on the date hereof and (ii) demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of such Mortgaged Properties represents in compliance with Section 8.14(a).

Section 8.13                             Title Information.

(a)                                 Within thirty (30) days after the delivery to the Administrative Agent and the Revolving Credit Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least (i) 85% of the total value of the Oil and Gas Properties evaluated by such Reserve Report and which are required to be Mortgaged Properties hereunder and (ii) 85% of the total value of the Oil and Gas Properties that are classified as proved developed nonproducing reserves and proved developed producing reserves evaluated by such Reserve Report.

(b)                                 If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Liens raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e) and (j) of such definition)  having an aggregate equivalent value or (iii) deliver title information in form and substance reasonably requested by the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information to comply with Section 8.13(a).

(c)                                  If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide reasonably acceptable title information provided for in Section 8.13(a), such default shall not be a Default or Event of Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Required Lenders: such unacceptable Mortgaged Property shall not count towards the requirement provided for in Section 8.13(a), and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information as required in Section 8.13(a).  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14                             Additional Collateral; Additional Guarantors.

(a)                                 In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)) to ascertain whether the Mortgaged Properties represent at least 85% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 85% of such total value as determined by the Administrative Agent, then the Borrower shall, or shall cause one or more of the other Credit Parties to, grant, within thirty (30) days after delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Obligations, Security Instruments covering additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 85% of such total value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  If any Subsidiary of the Borrower places a Lien on its Oil and Gas Properties in order to comply with the foregoing, and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)                                 The Borrower shall promptly cause each Domestic Subsidiary that is not an Unrestricted Subsidiary to Guarantee the Obligations pursuant to the Guarantee Agreement.  In connection with any such Guarantee, the Borrower shall, or shall cause such Subsidiary to, promptly, but in any event no later than 30 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after the formation or acquisition (or other similar event) of such Subsidiary to, execute and deliver (i) a supplement to the Guarantee Agreement executed by such Subsidiary, (ii) a supplement executed by such Subsidiary to the Security Agreement executed by the Credit Parties on the Effective Date, (iii) a pledge all of the Equity Interests of such Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iv) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.15                             ERISA Compliance.  The Borrower will promptly furnish and will cause its Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent promptly after request therefor by the Administrative Agent, copies of each annual and other report with respect to each Plan or any trust created thereunder, and promptly upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code for which no exception exists or is available by statute, regulation, administrative exemption, or otherwise, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, such Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, such Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.16                             Marketing Activities.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Credit Parties that any Credit Party has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.17                             Unrestricted Subsidiaries.

(a)                                 Unless designated as an Unrestricted Subsidiary in accordance with Section 8.17(b), any Person that becomes a Domestic Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)                                 The Borrower may designate by written notification thereof to the Administrative Agent, any Person that would otherwise be a Restricted Subsidiary of the Borrower, including a newly formed or newly acquired Person that would otherwise be a Subsidiary of the Borrower, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist, (ii) such Person does not own or operate any Oil and Gas Properties included in the most recently delivered Reserve Report for which a Borrowing Base has been established, other than Oil and Gas Properties permitted to be sold or otherwise transferred pursuant to Section 9.10 (which shall count as a Transfer thereunder), (iii) such Person is not a guarantor or the primary obligor with respect to any Debt permitted under Section 9.02(f) unless such Person will be released contemporaneously with such designation, (iv) such Person is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Subsidiary unless the terms of such agreement, contract, arrangement or understanding are permitted by Section 9.11, (v) such designation is deemed to be an Investment in an Unrestricted Subsidiary and such Investment would be permitted to be made under Section 9.05(k) and (vi) the Administrative Agent shall have received a certificate of a Responsible Officer certifying that such designation complies with the requirements of this Section 8.17(b).  For purposes of the foregoing, the designation of a Person as an Unrestricted Subsidiary shall be deemed to be the designation of all present and future subsidiaries of such Person as Unrestricted Subsidiaries.  Except as provided in this Section 8.17(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. For the avoidance of doubt, the Borrower may designate any Subsidiary that directly owns Qualified Midstream Assets as an Unrestricted Subsidiary in accordance with the requirements of this Section 8.17(b).

(c)                                  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Credit Parties contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default would exist and (iii) the Borrower complies with the requirements of Section 8.14, Section 8.18 and Section 9.11.

(d)                                 The Borrower will cause the management, business and affairs of each Credit Party to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Credit Parties to be commingled) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from Credit Parties;

(e)                                  The Borrower will cause each Unrestricted Subsidiary (i) to refrain from maintaining its assets in such a manner that would make it costly or difficult to segregate, ascertain or identify as its individual assets from those of any other Credit Party and (ii) to observe all corporate formalities;

(f)                                   The Borrower will not, and will not permit any other Credit Party to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries except to the extent permitted by this Agreement;

(g)                                  The Borrower will not, and will not permit any other Credit Party to, permit any credit agreement for a senior credit facility, a loan agreement for a senior credit facility, a note purchase agreement for the sale of promissory notes or an indenture governing capital markets debt instruments pursuant to which any Credit Party is a borrower, issuer or guarantor (the “Relevant Debt”), the terms of which would, upon the occurrence of a default under any Debt of an Unrestricted Subsidiary, (i) result in, or permit the holder of any Relevant Debt to declare a default on such Relevant Debt or (ii) cause the payment of any Relevant Debt to be accelerated or payable before the fixed date on which the principal of such Relevant Debt is due and payable; and

(h)                                 The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, any Credit Party.

Section 8.18                             Account Control Agreements.  The Borrower will, and will cause each other Credit Party to, in connection with any Deposit Account, Securities Account and/or Commodities Account (other than an Excluded Account for so long as it is an Excluded Account) established, held or maintained after the Effective Date promptly, but in any event within thirty (30) days after the establishment of such account (or such later date as the Administrative Agent may agree in its sole discretion), cause such Deposit Account, Securities Account and/or Commodities Account (other than an Excluded Account for so long as it is an Excluded Account) to be subject to a Control Agreement.

Section 8.19                             Mortgage Amendments.  Within forty-five (45) days after the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower will, and will cause each other applicable Credit Party to, deliver executed amendments to the mortgages and deeds of trust described on Exhibit D, each in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE IX
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all Reimbursement Obligations shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01                             Financial Covenants.

(a)                                 Current Ratio.  The Borrower will not permit the Current Ratio, as of the last day of any fiscal quarter, to be less than 1.0 to 1.0.

(b)                                 Leverage Ratio.  The Borrower will not permit the Leverage Ratio, as of the last day of any fiscal quarter, to be greater than 4.0 to 1.0.

Section 9.02                             Debt.  The Borrower will not, nor will it permit any other Credit Party to, incur, create, assume or suffer to exist any Debt, except:

(a)                                 the Notes or other Obligations arising under the Loan Documents, or Cash Management Agreements or the Secured Swap Agreements;

(b)                                 Debt under Capital Leases or that constitutes Purchase Money Indebtedness; provided that the aggregate principal amount of all Debt described in this Section 9.02(b) at any one time outstanding shall not exceed $50,000,000;

(c)                                  intercompany Debt between the Borrower and any other Credit Party or between Credit Parties; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Credit Party; and, provided further, that any such Debt owed by a Credit Party shall be subordinated to the Obligations on terms set forth in the Guarantee Agreement;

(d)                                 Debt constituting a Guarantee by a Credit Party of the Obligations;

(e)                                  other unsecured Debt not to exceed in the aggregate at any one time outstanding, the greater of (i) $75,000,000 and (ii) 2.0% of Total Assets;

(f)                                   (i) Debt in respect of unsecured notes existing on the Effective Date and listed on Schedule 9.02(f) and (ii) other Debt in respect of unsecured notes; provided that, with respect to Debt incurred after the Effective Date, (A) no Default or Borrowing Base Deficiency exists at the time of the incurrence of such Debt or would result therefrom (including after giving effect to any automatic reduction of the Borrowing Base pursuant to Section 2.06(e)), (B) after giving pro forma effect to the incurrence of such Debt, (x) the Leverage Ratio does not exceed 3.5 to 1.0 and (y) the Current Ratio is not less than 1.0 to 1.0, (C) such Debt does not require any scheduled amortization of principal or have a maturity date prior to 180 days after the Revolving Credit Maturity Date at the time of the incurrence of such Debt, (D) the covenants and events of default contained in the documentation governing such Debt are (1) in the case of financial covenants, not more restrictive than the financial covenants of this Agreement and the other Loan Documents and (2) in the case of other covenants and events of default, taken as a whole, not more restrictive than the corresponding terms of this Agreement and the other Loan Documents in each case as reasonably determined in good faith by the Borrower, (E) the documents governing such Debt do not contain any mandatory prepayment or Redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or Redemption of such Debt in priority to the Loans and (F) such Debt does not prohibit prior repayment of the Obligations;

(g)                                  Debt which constitutes a Permitted Refinancing of Debt outstanding or incurred under Section 9.02(f);

(h)                                 Debt incurred or deposits made by the Credit Parties (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, (ii) in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Credit Party is a party, (iii) to secure public or statutory obligations of such Credit Party, and (iv) of cash or U.S. government securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which such Credit Party is a party in connection with the operation of the Hydrocarbon Interests in the ordinary course of business; and

(i)                                     Debt of any Credit Party assumed in connection with any acquisition permitted by Section 9.05 so long as such Debt is not incurred in contemplation of such acquisition, and any Permitted Refinancing thereof; provided that after giving pro forma effect to such acquisition and the assumption of such Debt, (i) the Leverage Ratio does not exceed 3.5 to 1.0 and (ii) the Current Ratio is not less than 1.0 to 1.0.

Section 9.03                             Liens.  The Borrower will not, nor will it permit any other Credit Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)                                 Liens securing the payment of any Obligations;

(b)                                 Excepted Liens;

(c)                                  Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(b) but only on the Property under lease or the Property purchased with such Purchase Money Indebtedness;

(d)                                 Liens on escrowed proceeds for the benefit of the related holders of debt securities or other Debt (or the underwriters or arrangers thereof) or on cash set aside at the time of the incurrence of any Debt purchased with such cash, in either case to the extent such cash prefunds the payment of interest on such Debt and is held in an escrow account or similar arrangement to be applied for such purpose;

(e)                                  Liens on Property not constituting Hydrocarbon Interests and not otherwise permitted by this Section 9.03; provided that the aggregate principal or face amount of all Debt secured by such Liens pursuant to this Section 9.03(e), and the fair market value of the Properties subject to such Liens (determined as of the date such Liens are incurred), shall not exceed $75,000,000 at any time;

(f)                                   Liens to secure Debt permitted under Section 9.02(i); provided that (i) the aggregate principal amount of all Debt secured by such Liens pursuant to this Section 9.03(f) shall not exceed $100,000,000 at any time, (ii) such Liens attach at all times only to the assets acquired pursuant to such acquisition and (iii) the representative of the holders of such Debt becomes party to an intercreditor agreement with the Administrative Agent subordinating such Debt to the Obligations on such terms reasonably satisfactory to the Administrative Agent; and

(g)                                  Liens on any deposits made in connection with any Investment permitted by Section 9.05.

Section 9.04                             Restricted Payments.  The Borrower will not, nor will it permit any other Credit Party to, declare or make, or agree to pay or make, directly or indirectly (collectively in this section, “make”), any Restricted Payment except:

(a)                                 any Credit Party may make Restricted Payments to any other Credit Party;

(b)                                 the Borrower may make Restricted Payments with respect to its Equity Interests payable solely in additional membership interests or shares of its Equity Interests (other than Disqualified Capital Stock);

(c)                                  the Borrower may Redeem the 2021 Convertible Notes to the extent expressly permitted under Section 9.15;

(d)                                 the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of any Credit Party in an aggregate amount not to exceed $10,000,000 in any fiscal year; and

(e)                                  any Credit Party may make a Restricted Payment not otherwise permitted under this Section 9.04, provided that (i) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing, or would result therefrom, and (ii) after giving pro forma effect to such Restricted Payment, (A) the Leverage Ratio does not exceed 3.0 to 1.0 and (B) the Commitment Utilization Percentage does not exceed 80%.

Section 9.05                             Investments, Loans and Advances.  The Borrower will not, nor will it permit any other Credit Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)                                 Investments reflected in the Financial Statements or disclosed to the Lenders in Schedule 9.05;

(b)                                 accounts receivable arising in the ordinary course of business;

(c)                                  direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d)                                 commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(e)                                  demand deposits, and time deposits maturing within one year from the date of creation thereof, with, or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively;

(f)                                   deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g)                                  Investments made by any Credit Party in or to any other Credit Party;

(h)                                 Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to any Credit Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such obligations or upon the enforcement of such obligations or of any Lien securing such obligations; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $5,000,000;

(i)                                     Investments constituting Debt permitted under Section 9.02(c);

(j)                                    Guarantees constituting Debt permitted by Section 9.02; and

(k)                                 Investments not otherwise permitted under this Section 9.05; provided that (i) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing, or would result therefrom, and (ii) after giving pro forma effect to such Investment, (A) the Leverage Ratio does not exceed 3.0 to 1.0 and (B) the Commitment Utilization Percentage does not exceed 80%.

Section 9.06                             Nature of Business.  The Borrower will not, nor will it permit any other Credit Party to, allow any material change to be made in the character of their business, taken as a whole, as an independent oil and gas exploration and production company.

Section 9.07                             Proceeds of Loans.

(a)                                 The Borrower will not, nor will it permit any other Credit Party to, permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20.  No Credit Party or any Person acting on behalf of any Credit Party has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

(b)                                 The Borrower will not request any Borrowing or Letter of Credit, and no Credit Party shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iii)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.08                             Mergers, Etc.  The Borrower will not, nor will it permit any other Credit Party to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Default has occurred and is then continuing, (a) any Restricted Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the survivor), (b) any Restricted Subsidiary may participate in a consolidation with any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary, (c) any Restricted Subsidiary may dispose of its assets to the Borrower or to another Restricted Subsidiary and (d) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

Section 9.09                             Sale or Discount of Receivables.  Except for receivables obtained by any Credit Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, nor will it permit any other Credit Party to, enter into an agreement with any Person to securitize any of its notes receivable or accounts receivable.

Section 9.10                             Sale of Properties.  The Borrower will not, nor will it permit any other Credit Party to, sell, assign, farm-out, convey or otherwise transfer (collectively in this section, “Transfer”) any Oil and Gas Property or any interest in Hydrocarbons produced or to be produced therefrom or any Equity Interest in any Credit Party that owns any Oil and Gas Property, commodity Swap Agreement or any interest in

Hydrocarbons produced or to be produced therefrom (in this section, an “E&P Credit Party”) or unwind or terminate any commodity Swap Agreements, except for:

(a)                                 the sale of Hydrocarbons in the ordinary course of business;

(b)                                 farmouts, swaps or trades of undeveloped acreage not included in the most recently delivered Reserve Report and assignments in connection with such farmouts, swaps or trades;

(c)                                  the Transfer of equipment that is no longer necessary for the business of the Borrower or such other Credit Party or is replaced by equipment of at least comparable value or use;

(d)                                 Transfers of Oil and Gas Properties that are not Borrowing Base Properties;

(e)                                  (i) Transfers of Oil and Gas Properties that comprise Borrowing Base Properties, provided that such Transfers are for fair market value, (ii) the unwinding or termination of commodity Swap Agreements; or (iii) Transfers of all (but not less than all) of the Equity Interests collectively owned by the Borrower and its Subsidiaries in any E&P Credit Party; provided that in the case of clause (i) or (ii) above, except with respect to any novation or replacement, as applicable, contemplated by the final proviso of this Section 9.10(e), at least 75% (or such greater percentage as may be required to eliminate any resulting Borrowing Base Deficiency) of the consideration received in respect of such sale or other disposition or unwinding or termination, as applicable, shall be cash or cash equivalents; provided, further, that to the extent that, during any period between two successive Scheduled Redetermination Dates, Oil and Gas Properties and commodity Swap Agreements with an aggregate Borrowing Base value in excess of five percent (5%) of the Borrowing Base value of all Oil and Gas Properties included in the Borrowing Base of the Credit Parties (as reasonably determined by the Administrative Agent), are Transferred or unwound or terminated, as applicable, by any one or more Credit Parties pursuant to this Section 9.10(e), then the Borrowing Base will be reduced, effective immediately, by the Borrowing Base values in excess of such five percent (5%) threshold; provided, further, that for purposes of the foregoing proviso, (A) a commodity Swap Agreement shall be deemed to have not been unwound or terminated if, (x) such commodity Swap Agreement is novated from the existing counterparty to an Approved Counterparty, with the Borrower or the applicable Credit Party being the “remaining party” for purposes of such novation, or (y) upon its termination or unwinding, it is replaced, in a substantially contemporaneous transaction, with one or more commodity Swap Agreements with approximately the same mark-to-market value and without cash payments to any Credit Party in connection therewith, and (B) an Oil and Gas Property shall be deemed to have not been Transferred if upon its Transfer, it is replaced, in a substantially contemporaneous transaction, with Oil and Gas Properties with approximately the same PV-9 value as reasonably determined by Borrower in good faith and evidenced by delivery to the Administrative Agent of a certificate of a Responsible Officer containing reasonably detailed supporting information for such good faith determination.  For the purposes of the preceding sentence, the Transfer of an E&P Credit Party owning such Oil and Gas Properties and/or commodity Swap Agreements pursuant to this Section 9.10(e) shall be deemed the Transfer of the Oil and Gas Properties and the unwinding or termination of the commodity Swap Agreements owned by such E&P Credit Party; and

(f)                                   Transfers in connection with Investments permitted by Section 9.05.

Section 9.11                             Transactions with Affiliates.  The Borrower will not, nor will it permit any other Credit Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, with any Affiliate (other than one of the other Credit Parties), other than (a) transactions that are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, (b) transactions between Credit Parties,

(c) transactions between any Credit Party and any partnership listed on Schedule 9.11, (d) any Restricted Payment permitted by Section 9.04, or (e) any Investment permitted by Section 9.05.

Section 9.12                             Subsidiaries.  The Borrower will not, nor will it permit any other Credit Party to, create or acquire any additional Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower complies with Section 8.14(b).  The Borrower will not, nor will it permit any other Credit Party to, sell, assign or otherwise dispose of any Equity Interests in any Credit Party except (a) to another Credit Party or (b) in compliance with Section 9.10(e).  No Credit Party shall have any Foreign Subsidiaries.

Section 9.13                             Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, nor will it permit any other Credit Party to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than restrictions or conditions imposed by law, this Agreement, the Security Instruments, agreements with respect to Purchase Money Indebtedness or Capital Leases secured by Liens permitted by Section 9.03(c), but then only with respect to the Property that is the subject of such Capital Lease or Purchase Money Indebtedness, and documents creating Liens which are described in clause (d), (f), (h) or (i) of the definition of “Excepted Liens”, but then only with respect to the Property that is the subject of the applicable lease, document or license described in such clause (d), (f), (h) or (i)) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent for the benefit of the Secured Parties, or restricts any Credit Party from paying dividends or making any other distributions in respect of its Equity Interests to any Credit Party.

Section 9.14                             Swap Agreements.

(a)                                 The Borrower will not, nor will it permit any other Credit Party to, enter into any Swap Agreements with any Person other than:

(i)                                     Swap Agreements in respect of commodities with an Approved Counterparty fixing a price for a term of not more than sixty months and the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than put or floor options as to which an upfront premium has been paid or basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed (A) for any month during the first three years of the forthcoming five year period, one hundred percent (100%) of the reasonably anticipated projected production from Oil and Gas Properties (as reflected in the most recently delivered Reserve Report) for each of crude oil, natural gas, and natural gas liquids calculated separately and (B) for any month during the last two years of the forthcoming five year period, eighty-five percent (85%) of the reasonably anticipated projected production from Oil and Gas Properties (as reflected in the most recently delivered Reserve Report) for each of crude oil, natural gas, and natural gas liquids calculated separately, provided that the Borrower (1) shall have the option to update the reasonably anticipated projected production from Oil and Gas Properties between the delivery of Reserve Reports hereunder (which updates shall be provided to the Administrative Agent in writing and shall be in form and substance reasonably satisfactory to the Administrative Agent) and (2) shall have the option to enter into commodity Swap Agreements with an Approved Counterparty with respect to (x) such updated projected production and subject to the volume limitations set forth in this Section 9.14(a) and (y) reasonably anticipated projected production from Oil and Gas Properties not then owned by the Credit Parties but which are subject to a binding purchase agreement (in form and substance reasonably satisfactory to the Administrative Agent) for which one or more of the Credit Parties are scheduled to acquire such Oil and Gas Properties within the applicable period (a “subject acquisition”), provided that, (I) the Credit Parties are in compliance with this Section 9.14(a) after giving pro forma effect to such subject acquisition and (II) if such subject acquisition does not close for any reason on the date required thereunder, including any binding extensions thereof, within thirty (30) days of such required closing date, the Credit Parties shall unwind or otherwise terminate the Swap Agreements entered into with respect to production that was to be acquired thereunder; and

(ii)                                  Swap Agreements in respect of interest rates with an Approved Counterparty, the notional amounts of which (when aggregated with all other Swap Agreements of the Credit Parties then in effect) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Borrower’s Debt for borrowed money.

(b)                                 In no event shall any Swap Agreement, other than a master Swap Agreement pursuant to which any Credit Party executes only put or floor options as to which an upfront premium has been paid, contain any requirement, agreement or covenant for any Credit Party to post collateral or margin to secure their obligations under such Swap Agreement other than the benefit of the Security Instruments as contemplated herein.

(c)                                  If, after the end of any calendar month, the Borrower determines that the aggregate notional volume of all Swap Agreements in respect of commodities for such calendar month exceeded 100% of actual production of Hydrocarbons in such calendar month, then the Borrower shall (i) promptly notify the Administrative Agent of such determination, and (ii) if requested by the Administrative Agent (or if otherwise necessary to ensure compliance with Section 9.14(a)), within 30 days after such request, terminate, create off-setting positions or otherwise unwind or monetize existing Swap Agreements such that, at such time, future volumes under commodity Swap Agreements will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar months.

Section 9.15                             Permitted Unsecured Notes Restrictions.

(a)                                 The Borrower will not, nor will it permit any other Credit Party to, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Unsecured Notes if (a) the effect thereof would be to shorten the maturity of the Permitted Unsecured Notes to a date that is earlier than 180 days after the Maturity Date, or (b) such action adds or amends any representations and warranties, covenants or events of default to be more restrictive or burdensome than this Agreement in each case as reasonably determined in good faith by the Borrower without this Agreement being contemporaneously amended to add similar provisions.

(b)                                 So long as no Default or Borrowing Base Deficiency has occurred and is continuing or would be caused thereby, the Borrower may Redeem the 2021 Convertible Notes prior to or upon the conversion or maturity of such 2021 Convertible Notes.

(c)                                  Except as permitted by Section 9.15(b), the Borrower will not, nor will it permit any other Credit Party to, prior to the date that is 180 days after the Maturity Date, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any principal in respect of any Permitted Unsecured Notes, except (i) with the Net Cash Proceeds of any issuance of Equity Interests (other than Disqualified Capital Stock) or in exchange for Equity Interests (other than Disqualified Capital Stock), (ii) with the Net Cash Proceeds of any Permitted Refinancing or (iii) if after giving pro forma effect to such Redemption, (A) no Borrowing Base Deficiency or Default exists or results therefrom, (B) the Commitment Utilization Percentage (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement, including Section 6.02 hereof) is not more than eighty percent (80%) and (C) the Leverage Ratio is less than 2.75 to 1.0.

Section 9.16                             Amendments to Organizational Documents.  The Borrower will not, nor will it permit any other Credit Party to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its organizational documents in any respect that would reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Revolving Credit Lenders without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 9.17                             Changes in Fiscal Periods.  The Borrower will not, nor will it permit any other Credit Party to, have its fiscal year end on a date other than December 31 or change its method of determining fiscal quarters without the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01                      Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)                                 the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days.

(c)                                  any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d)                                 any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03(a), Section 8.07, or Article IX.

(e)                                  any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) a Responsible Officer of the Borrower or any other Credit Party having knowledge of such default or (ii) written notice thereof from the Administrative Agent to the Borrower.

(f)                                   any Credit Party shall fail to make any payment of principal or interest on any Material Indebtedness, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace.

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity; provided that this Section 10.01(g) shall not apply to (i) secured Debt that becomes due as a result of the voluntary sale or transfer of the Property (permitted by this Agreement) securing such Debt, (ii) Debt that becomes due as a result of a change in law, tax regulation or accounting treatment so long as such Debt is paid when due, and (iii) any Fundamental Change (as defined in the Indenture governing the 2021 Convertible Notes).

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)                                     any Credit Party shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, file an answer admitting the material allegations of a petition filed against it in any such proceeding, make a general assignment for the benefit of creditors or take any action for the purpose of effecting any of the foregoing.

(j)                                    any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered (other than with respect to deductible amounts) by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding), shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment.

(l)                                     the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Credit Parties party thereto or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on any material portion of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Instruments, or any Credit Party shall so state in writing.

(m)                             a Change in Control shall occur.

(n)                                 An ERISA Event shall occur that, individually or together with any other ERISA Event, could reasonably be expected to have a Material Adverse Effect.

Section 10.02                      Remedies.

(a)                                 In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) and Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  terminate the Commitments, and thereupon the Commitments shall terminate immediately, and declare the Notes and the

Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the Letter of Credit Obligations in an amount equal to the greater of (x) 105% of the amount of such Letter of Credit Obligations and (y) 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Credit Parties; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Credit Parties accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the Letter of Credit Obligations in an amount equal to the greater of (x) 105% of the amount of such Letter of Credit Obligations and (y) 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.

(b)                                 In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)                                  All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i)                                     first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)                                  second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders as permitted hereunder;

(iii)                               third, pro rata to payment of accrued interest on the Revolving Credit Loans and Swing Line Loans;

(iv)                              fourth, pro rata to payment of (A) principal outstanding on the Revolving Credit Loans and Swing Line Loans and to serve as cash collateral to secure outstanding Letter of Credit Obligations, (B) Obligations under Secured Swap Agreements then due and owing to Secured Swap Parties and (C) liabilities to any Cash Management Bank arising in connection with Secured Cash Management Agreements;

(v)                                 fifth, pro rata to any other Obligations;

(vi)                              sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to the Obligations otherwise set forth above in this Section 10.02.

ARTICLE XI
THE AGENTS

Section 11.01                      Authorization and Action.

(a)                                 Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)                                 As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)                                  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)                                     the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)                                  where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)                               nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)                                 The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)                                  None of any Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)                                   In case of the pendency of any proceeding with respect to any Credit Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Payment and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 3.02, 3.04, 5.01, 5.03, 5.04 and 12.03) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 12.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)                                  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 11.02                      Administrative Agent’s Reliance, Indemnification, Etc..

(a)                                 Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (A) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (B) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b)                                 The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit

Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c)                                  Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.04, (ii) may rely on the Register to the extent set forth in Section 12.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Credit Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 11.03                      Posting of Communications.

(a)                                 The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)                                 Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)                                  THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE

PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)                                 Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)                                  Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)                                   Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.04                      The Administrative Agent Individually.  With respect to its Commitment, Loans, Letter of Credit Maximum Amount and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 11.05                      Successor Administrative Agent.

(a)                                 The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)                                 Notwithstanding Section 11.05(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Instrument for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Instruments and the other Loan Documents, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Instrument, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 12.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 11.06                      Acknowledgements of Lenders and Issuing Banks.

(a)                                 Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the

Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)                                 Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 11.07                      Collateral Matters.

(a)                                 Except with respect to the exercise of setoff rights in accordance with Section 12.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)                                 In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of cash management services the obligations under Secured Cash Management Agreements and obligations under Secured Swap Agreements, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Secured Cash Management Agreement or Secured Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)                                  The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to:

(i)                                     subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.03(b); and

(ii)                                  release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) after the termination of the Commitments, the payment in full of all principal and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification or contingent reimbursement obligations not yet known) to any Agent, the Issuing Banks or any Lender under any Loan Document, the expiration or termination of all Letters of Credit (other than Letters of Credit for which other arrangements satisfactory to the Administrative Agent and the Issuing Banks have been made), the reimbursement of all Reimbursement Obligations owing under the Loan Documents, and the payment in full or cash collateralization (or other arrangements reasonably satisfactory to the Administrative Agent) with respect to any other Obligations that are due and owing or that would become due and owing as a result of the termination of this Agreement, (B) that is, or is to be, sold, released or otherwise disposed of as permitted pursuant to the terms of the Loan Documents, and (C) if approved, authorized or ratified in writing by the Majority Lenders (or, if approval, authorization or ratification by all Lenders is required under the first proviso in Section 12.02(b), then by all Lenders).

(d)                                 The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 11.08                      Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 11.09                      Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless Section 11.09(a)(i) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in Section 11.09(a) (iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)                                     none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                                  The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.10                      Administrative Agent’s Fees.  Until the Obligations have been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, Borrower shall pay to Administrative Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein.  Subject to Section 12.12, the agency fees referred to in this Section 11.10 shall not be refundable under any circumstances.

ARTICLE XII
MISCELLANEOUS

Section 12.01                      Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, to the addresses set forth on Schedule 12.01, and, if to any Lender other than JPMorgan Chase Bank, N.A., to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02                      Waivers; Amendments.

(a)                                 No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, any other Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Subject to Section 5.10, Neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount or postpone the scheduled date of expiration of any Commitment of any Revolving Credit Lender without the written consent of such Revolving Credit Lender, (ii) increase the Borrowing Base without the written consent of each Revolving Credit Lender (other than any Defaulting Lender), (iii) decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.06 in any manner without the consent of the Required Lenders; provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iv) reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (v) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (vi) change any term or condition hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vii) waive or amend Section 3.03(c), Section 6.01 or Section 10.02(c), without the written consent of each Lender, (viii) release any Guarantor (except as set forth in the Guarantee Agreement or this Agreement or as a result of a transaction permitted under Section 9.10), release all or substantially all of the Collateral (other than as provided in Section 11.07) or reduce the percentage set forth in Section 8.14(a) to less than 85%, without the consent of each Lender or (ix) impose any greater restriction on the ability of any Revolving Credit Lender to assign any of its rights or obligations hereunder without the written consent of, if such Lender is a Revolving Credit Lender, the Majority Lenders, or change any of the provisions of this Section 12.02(b) or the definitions of “Applicable Revolving Credit Percentage”, “Majority Lenders”, “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Issuing Bank or the Swing Line Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, such Issuing Bank or the Swing Line Lender, as the case may be.  Notwithstanding anything to the contrary in this Agreement, fees payable hereunder to any Lender may be reduced with the consent of the Administrative Agent and the affected Lender.

Section 12.03                      Expenses, Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), all costs, expenses, Taxes, assessments and other charges incurred by any Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, all reasonable out-of-pocket expenses incurred by the applicable Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, all out-of-pocket expenses incurred by any Agent, any Issuing Bank  or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 THE BORROWER SHALL, AND SHALL CAUSE EACH OTHER CREDIT PARTY TO, INDEMNIFY EACH AGENT, THE ARRANGERS, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, THE FAILURE OF ANY CREDIT PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF ANY CREDIT PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, ANY OTHER ASPECT OF THE LOAN DOCUMENTS, THE OPERATIONS OF THE BUSINESS OF THE CREDIT PARTIES AND THEIR RESPECTIVE SUBSIDIARIES BY THE CREDIT PARTIES AND THEIR RESPECTIVE SUBSIDIARIES, ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, ANY ENVIRONMENTAL LAW APPLICABLE TO THE CREDIT PARTIES, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, THE BREACH OR NON-COMPLIANCE BY ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, THE PAST OWNERSHIP BY ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, OR ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING,

AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.  THIS SECTION 12.03(B) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arrangers or any Issuing Bank under Section 12.03(a) or (b), each Revolving Credit Lender severally agrees to pay to such Agent, the Arrangers or such Issuing Bank, as the case may be, such Lender’s Applicable Revolving Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arrangers or such Issuing Bank in its capacity as such.

(d)                                 TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY TO THIS AGREEMENT SHALL ASSERT, AND EACH PARTY HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY HERETO, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF; PROVIDED THAT NOTHING IN THIS SECTION 12.03(D) SHALL RELIEVE THE BORROWER OF ANY OBLIGATION IT MAY HAVE TO INDEMNIFY AND INDEMNITEE AGAINST SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ASSERTED AGAINST SUCH INDEMNITEE BY A THIRD PARTY.

(e)                                  All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor.

Section 12.04                      Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(b)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender that is actively engaged in the making of revolving loans, an Approved Fund or if an Event of Default has occurred and is continuing; and

(B)                               the Administrative Agent (and in the case of an assignment any Lender’s Commitment or Revolving Credit Loans, the Issuing Banks and the Swing Line Lender); provided that no consent of the Administrative Agent, Issuing Bank or Swing Line Lender shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)                                no such assignment shall be made to a natural person or a holding company, investment vehicle or trust for, or owned and operated for, the primary benefit of a natural person, an Industry Competitor, any Credit Party, any Affiliate of any Credit Party, or any of their respective Subsidiaries; and

(F)                                 no such assignment shall be made to a Defaulting Lender.

(iii)                               Subject to Section 12.04(b)(v) and the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01,

Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(b).

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount (and stated interest) of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Schedule 1.2 and forward a copy of such revised Schedule 1.2 to the Borrower, each Issuing Bank and each Lender.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b)(ii)(C) and any written consent to such assignment required by Section 12.04(b)(i), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vi)                              Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and no such participation may be sold to a natural Person or an Industry Competitor.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(b)(vii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 5.01(c) as though it were a Lender.

(vii)                           A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  A

Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(viii)                        Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 12.04(c) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d)                                 Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05                      Survival; Revival; Reinstatement.

(a)                                 All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)                                 To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Credit Parties shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06                      Counterparts; Integration; Effectiveness.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)                                 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)                                  Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07                      Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any and all the obligations of any Credit Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09                      GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF TRIAL BY JURY.

(a)                                 THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)                                 EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS (AND THE BORROWER SHALL CAUSE EACH OTHER CREDIT PARTY TO SUBMIT) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)                                  EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

(d)                                 EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT (I) SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 12.01 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO AND (II) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 12.10                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11                      Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Credit Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 12.11 or becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Credit Parties relating to the Credit Parties and their businesses, other than (i) any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party and (ii) information routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12                      Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13                      EXCULPATION PROVISIONS.

(A)                               EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS”.

(B)                               THE BORROWER HEREBY ACKNOWLEDGES THAT (I) THE CREDIT FACILITIES PROVIDED FOR HEREUNDER AND ANY RELATED ARRANGING OR OTHER SERVICES IN CONNECTION THEREWITH (INCLUDING IN CONNECTION WITH ANY AMENDMENT, WAIVER OR OTHER MODIFICATION HEREOF OR OF ANY OTHER LOAN DOCUMENT) ARE AN ARM’S-LENGTH COMMERCIAL TRANSACTION BETWEEN THE BORROWER AND THE OTHER CREDIT PARTIES, ON THE ONE HAND, AND THE ADMINISTRATIVE AGENT THE LENDERS AND THE ISSUING BANKS, ON THE OTHER HAND, AND THE BORROWER AND THE OTHER CREDIT PARTIES ARE CAPABLE OF EVALUATING AND UNDERSTANDING AND UNDERSTAND AND ACCEPT THE TERMS, RISKS AND CONDITIONS OF THE TRANSACTIONS CONTEMPLATED HEREBY AND BY THE OTHER LOAN DOCUMENTS (INCLUDING ANY AMENDMENT, WAIVER OR OTHER MODIFICATION HEREOF OR THEREOF); (II) IN CONNECTION WITH THE PROCESS LEADING TO SUCH TRANSACTION, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE ISSUING BANKS IS AND HAS BEEN ACTING SOLELY AS A PRINCIPAL AND IS NOT THE FINANCIAL ADVISOR, AGENT OR FIDUCIARY FOR ANY OF THE BORROWER, ANY OTHER CREDIT PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, EQUITY HOLDERS, CREDITORS OR EMPLOYEES OR ANY OTHER PERSON; (III) NEITHER THE ADMINISTRATIVE AGENT, ANY OTHER AGENT, ANY ARRANGER, ANY LENDER NOR ANY ISSUING BANK HAS ASSUMED OR WILL ASSUME AN ADVISORY, AGENCY OR FIDUCIARY RESPONSIBILITY IN FAVOR OF THE BORROWER OR ANY OTHER CREDIT PARTY WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE PROCESS LEADING THERETO, INCLUDING WITH

RESPECT TO ANY AMENDMENT, WAIVER OR OTHER MODIFICATION HEREOF OR OF ANY OTHER LOAN DOCUMENT (IRRESPECTIVE OF WHETHER THE ADMINISTRATIVE AGENT, ANY OTHER AGENT, ANY ARRANGER, ANY LENDER OR ANY ISSUING BANK HAS ADVISED OR IS CURRENTLY ADVISING ANY OF THE BORROWER, THE OTHER CREDIT PARTIES OR THEIR RESPECTIVE AFFILIATES ON OTHER MATTERS) AND NONE OF THE ADMINISTRATIVE AGENT, ANY OTHER AGENT, ANY ARRANGER, ANY LENDER OR ANY ISSUING BANK HAS ANY OBLIGATION TO ANY OF THE BORROWER, THE OTHER CREDIT PARTIES OR THEIR RESPECTIVE AFFILIATES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, EXCEPT THOSE OBLIGATIONS EXPRESSLY SET FORTH HEREIN AND IN THE OTHER LOAN DOCUMENTS; (IV) THE BORROWER, THE OTHER CREDIT PARTIES AND THEIR RESPECTIVE AFFILIATES WILL NOT ASSERT ANY CLAIM BASED ON ALLEGED BREACH OF FIDUCIARY DUTY; (V) THE ADMINISTRATIVE AGENT AND ITS AFFILIATES, EACH LENDER AND ITS AFFILIATES AND EACH ISSUING BANK AND ITS AFFILIATES MAY BE ENGAGED IN A BROAD RANGE OF TRANSACTIONS THAT INVOLVE INTERESTS THAT DIFFER FROM THOSE OF THE BORROWER, THE OTHER CREDIT PARTIES AND THEIR RESPECTIVE AFFILIATES, AND NONE OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK HAS ANY OBLIGATION TO DISCLOSE ANY OF SUCH INTERESTS BY VIRTUE OF ANY ADVISORY, AGENCY OR FIDUCIARY RELATIONSHIP; AND (VI) NEITHER THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK HAS PROVIDED AND NONE WILL PROVIDE ANY LEGAL, ACCOUNTING, REGULATORY OR TAX ADVICE WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY AMENDMENT, WAIVER OR OTHER MODIFICATION HEREOF OR OF ANY OTHER LOAN DOCUMENT) AND THE BORROWER HAS CONSULTED ITS OWN LEGAL, ACCOUNTING, REGULATORY AND TAX ADVISORS TO THE EXTENT IT HAS DEEMED APPROPRIATE.  THE BORROWER HEREBY WAIVES AND RELEASES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIMS THAT IT MAY HAVE AGAINST THE ADMINISTRATIVE AGENT WITH RESPECT TO ANY BREACH OR ALLEGED BREACH OF AGENCY OR FIDUCIARY DUTY.

Section 12.14                      Collateral Matters; Swap Agreements; Cash Management.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and to the Cash Management Banks on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of any obligations of the Borrower or any of its Subsidiaries which arise under Secured Swap Agreements or Secured Cash Management Agreements.  No Secured Swap Party shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.  No Cash Management Bank shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Secured Cash Management Agreements.

Section 12.15                      No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Banks to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Credit Parties, and no other Person (including, without limitation, any Subsidiary of the Borrower (other than a Credit Party), any other obligor, contractor, subcontractor, supplier or materialmen) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.16                      USA Patriot Act Notice.  Pursuant to Section 326 of the USA Patriot Act, the Administrative Agent and the Lenders hereby notify the Borrower and its Subsidiaries that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with the Administrative Agent or any Lender, the Administrative Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Administrative Agent and the applicable Lender to comply with the USA Patriot Act.

Section 12.17                      Keepwell.  Each Credit Party that is a Qualified ECP Guarantor at the time the Guarantee or the grant of the security interest under the Loan Documents, in each case, by any Specified Credit Party, becomes effective with respect to any Swap Obligation, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under its Guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the such Qualified ECP Guarantor’s obligations and undertakings under this Section 12.17 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a Guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.

Section 12.18                      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.19                      Amendment and Restatement.  The Borrower, Administrative Agent and the Lenders have agreed that this Agreement is an amendment and restatement of the Existing Credit Agreement in its entirety, that the terms and provisions hereof supersede the terms and provisions thereof, and that this Agreement is not a new or substitute credit agreement or novation of the Existing Credit Agreement.  The Obligations of the Borrower and the other Credit Parties evidenced under this Agreement and the other Loan Documents are given in renewal, extension and modification, but not in extinguishment, novation or discharge, of the “Obligations” under and as defined in the Existing Credit Agreement.

Section 12.20                      Assignment and Assumption of Assigned Interests.  Each of the Lenders (as defined in the Existing Credit Agreement, the “Existing Lenders”), the Lenders and the Administrative Agent have agreed among themselves, in consultation with the Borrower, to effectuate an assignment and assumption with respect to the Existing Lenders’ (a) rights and obligations in their capacity as Existing Lenders under the Existing Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to all or any of such outstanding rights and obligations of such Existing Lenders under the Existing Credit Agreement (including any letters of credit and guarantees included in such facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Existing Lender (in their capacity as an Existing Lender) against any Person, whether known or unknown, arising under or in connection with the Existing Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interests”) in order to, among other things, remove Toronto Dominion (Texas) LLC and Scotiabanc Inc. (each, an “Exiting Lender”) as Existing Lenders and to reallocate the Commitments (as defined in the Existing Credit Agreement, the “Existing Commitments”) and the Loans (as defined in the Existing Credit Agreement, the “Existing Loans”) to the Lenders (including The Toronto-Dominion Bank, New York Branch as a Lender (the “New Lender”)).  The parties hereto hereby consent to the Existing Lenders’ assignment of the Assigned Interests to the Lenders (including the New Lender) and the assumption by the Lenders (including the New Lenders) of such Assigned Interests and the reallocation of the Existing Commitments and the Existing Loans in accordance with this Section 12.20.  On the Effective Date, after giving effect to the assignments and assumptions of the Assigned Interests and the reallocation of the Existing Loans and the Existing Commitments pursuant to this Section 12.20, the Commitment of each Lender shall be as set forth on Schedule 1.2.  With respect to such Commitments, each Lender shall be deemed to have acquired the Assigned Interests allocated to it from the Existing Lenders pursuant to the terms of the Assignment and Assumption attached to the Existing Credit Agreement as Exhibit A as if each such Lender, each Existing Lender, the Administrative Agent and the Borrower, as applicable, had executed an Assignment and Assumption Agreement with respect to such allocation.  In connection with the assignment and assumption of Assigned Interests contemplated in this Section 12.20 and for the purposes of such assignment and assumption only, the parties hereto, as applicable, hereby agree to waive the processing and recordation fees required under Section 11.04(b)(ii)(C) of the Existing Credit Agreement.

Section 12.21                      Flood Insurance.  Notwithstanding any provision in this Agreement, any Security Instrument or other Loan Document to the contrary, (a) in no event is (i) any Excluded Asset (as defined in the Security Agreement) or (ii) any Building or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) included in the definition of “Collateral” and (b) no Building or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) shall be subject to a Lien under any Security Instrument.  As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	PDC ENERGY, INC.

	By:	/s/ Nicole L. Martinet
	Name:	Nicole L. Martinet
	Title:	VP and Associate General Counsel

Signature Page

Credit Agreement

ADMINISTRATIVE AGENT, ISSUING BANK, SWING LINE LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Jo Linda Papadakis
	Name:	Jo Linda Papadakis
	Title:	Authorized Officer

Signature Page

Credit Agreement

ISSUING BANK AND LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ Jonathan Herrick
	Name:	Jonathan Herrick
	Title:	Director

Signature Page

Credit Agreement

LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Managing Director

Signature Page

Credit Agreement

LENDER:	BMO HARRIS BANK, N.A.

	By:	/s/ Gumaro Tijerina
	Name:	Gumaro Tijerina
	Title:	Managing Director

Signature Page

Credit Agreement

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Nancy M. Mak
	Name:	Nancy M. Mak
	Title:	Senior Vice President

Signature Page

Credit Agreement

LENDER:	COMPASS BANK

	By:	/s/Gabriela Azcarate
	Name:	Gabriela Azcarate
	Title:	Vice President

Signature Page

Credit Agreement

LENDER:	THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

	By:	/s/ Alan Dawson
	Name:	Alan Dawson
	Title:	Director

Signature Page

Credit Agreement

LENDER:	THE TORONTO-DOMINION BANK, NEW YORK BRANCH

	By:	/s/ Annie Dorval
	Name:	Annie Dorval
	Title:	Authorized Signatory

Signature Page

Credit Agreement

LENDER:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Tara R. McLean
	Name:	Tara R. McLean
	Title:	Vice President

Signature Page

Credit Agreement

LENDER:	BOKF, NA

	By:	/s/ Benjamin H. Adler
	Name:	Benjamin H. Adler
	Title:	Vice President

Signature Page

Credit Agreement

LENDER:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

	By:	/s/ Trudy Nelson
	Name:	Trudy Nelson
	Title:	Authorized Signatory

	By:	/s/ Megan Larson
	Name:	Megan Larson
	Title:	Authorized Signatory

Signature Page

Credit Agreement

LENDER:	COMERICA BANK

	By:	/s/ Cassandra M. Lucas
	Name:	Cassandra M. Lucas
	Title:	Portfolio Manager

Signature Page

Credit Agreement

LENDER:	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

	By:	/s/ Joseph Lariello
	Name:	Joseph Lariello
	Title:	Director

	By:	/s/ Nimisha Srivastav
	Name:	Nimisha Srivastav
	Title:	Director

Signature Page

Credit Agreement

LENDER:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ George E. McKean
	Name:	George E. McKean
	Title:	Senior Vice President

Signature Page

Credit Agreement

LENDER:	NATIXIS, NEW YORK BRANCH

	By:	/s/ Carlos Quinteros
	Name:	Carlos Quinteros
	Title:	Managing Director

	By:	/s/ Kenyatta Gibbs
	Name:	Kenyatta Gibbs
	Title:	Director

Signature Page

Credit Agreement

LENDER:	ABN AMRO CAPITAL USA LLC

	By:	/s/ Darrell Holley
	Name:	Darrell Holley
	Title:	Managing Director

	By:	/s/ Kelly Hall
	Name:	Kelly Hall
	Title:	Director

Signature Page

Credit Agreement

LENDER:	TEXAS CAPITAL BANK, N.A.

	By:	/s/ W. David McCarver IV
	Name:	W. David McCarver IV
	Title:	Executive Vice President

Signature Page

Credit Agreement

LENDER:	FIFTH THIRD BANK

	By:	/s/ Jonathan H Lee
	Name:	Jonathan H Lee
	Title:	Director

Signature Page

Credit Agreement

LENDER:	GOLDMAN SACHS BANK USA

	By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

Signature Page

Credit Agreement

LENDER:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Sandra Salazar
	Name:	Sandra Salazar
	Title:	Managing Director

Signature Page

Credit Agreement

EXITING LENDER:	TORONTO DOMINION (TEXAS) LLC

	By:	/s/ Annie Dorval
	Name:	Annie Dorval
	Title:	Authorized Signatory

Signature Page

Credit Agreement

EXITING LENDER:	SCOTIABANC INC.

	By:	/s/ J. Lima
	Name:	J. Lima
	Title:	Director

Signature Page

Credit Agreement

SCHEDULE 1.1

APPLICABLE MARGIN

	Commitment Utilization Grid
	Level I	Level II	Level III	Level IV	Level V
Commitment Utilization Percentage	<25%	>25% <50%	>50% <75%	>75% <90%	>90%
Eurodollar Revolving Credit Loans	1.25%	1.50%	1.75%	2.00%	2.25%
Letters of Credit	1.25%	1.50%	1.75%	2.00%	2.25%
ABR Revolving Credit Loans	0.25%	0.50%	0.75%	1.00%	1.25%
Swing Line Loans	0.25%	0.50%	0.75%	1.00%	1.25%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%